EXHIBIT 10.1

AMENDED AND RESTATED

MASTER RECOURSE AGREEMENT

AMONG

FANNIE MAE,

MUNICIPAL MORTGAGE & EQUITY, LLC

AND

MMACAP, LLC

DATED AS OF DECEMBER 1, 2000

TABLE OF CONTENTS

PAGE
ARTICLE I

DEFINITIONS

SECTION 1.1 General Interpretative Principles	4
SECTION 1.2 Defined Terms	4

ARTICLE II

FIRST LOSS OBLIGATION; COLLATERALIZATION

SECTION 2.1 Mortgage Loans Subject to this Agreement	17
SECTION 2.2 First Loss Obligation; Collateral Requirement	18
SECTION 2.3 Principal Reductions	19
SECTION 2.4 Established Losses	19
SECTION 2.5 Releases Without Established Losses	20
SECTION 2.6 Subsequent Recoupment	20
SECTION 2.7 Bond Fund Initial Funding Requirements	20

ARTICLE III

SERVICING OF MORTGAGE LOANS; ADVANCES

SECTION 3.1 Servicing	21
SECTION 3.2 Delinquency Advances	22
SECTION 3.3 Servicing Advances	22
SECTION 3.4 Unavailability of Net Operating Income	22
SECTION 3.5 Decision Control	22
SECTION 3.6 Implementation of Course of Action	28
SECTION 3.7 Restructurings and Foreclosure	29
SECTION 3.8 Substitute Mortgage Loans	29
SECTION 3.9 Release of Mortgage Loans	29

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of Recourse Provider	30
SECTION 4.2 Representations and Warranties of MuniMae	33
SECTION 4.3 Representations and Warranties of Fannie Mae	34

ARTICLE V

COVENANTS

SECTION 5.1 Performance of Obligations	35

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TABLE OF CONTENTS

EXHIBIT A Mortgage Loan Certificate
EXHIBIT B Representations and Warranties
EXHIBIT C Decision Control Notice

iii

          THIS AMENDED AND RESTATED MASTER RECOURSE AGREEMENT (this “Agreement”), dated as of December 1, 2000, is made and entered into by and among FANNIE MAE, a corporation organized and existing under the laws of the United States of America (“Fannie Mae”), MUNICIPAL MORTGAGE & EQUITY, LLC, a Delaware limited liability company (“MuniMae”) and MMACAP, LLC (formerly BlackCap, L.L.C. (“BlackCap”)), a Delaware limited liability company (“Recourse Provider”). The meanings of capitalized terms used in this Agreement and not otherwise defined are as set forth in Section 1.2 of this Agreement.

RECITALS

          A Pursuant to a Master Recourse Agreement dated as of November 1, 1996 (the “Recourse Agreement”) by and between Fannie Mae, BLACKROCK CAPITAL FINANCE, L.P., a limited partnership organized and existing under the laws of the State of Delaware (“BCF”), and BlackCap, BlackCap, as the recourse provider under the Recourse Agreement, agreed to take a first loss position with respect to losses on certain Mortgage Loans Purchased by Fannie Mae to the extent and in the manner provided in the Recourse Agreement.

          B. Pursuant to a Master Purchase Agreement, dated as of June 30,1997, MuniMae acquired all of the membership interests of BlackCap and assumed all of BlackCap’s rights, interest and obligations under the Recourse Agreement. Concurrently with the Master Purchase Agreement, BCF assigned and MuniMae assumed all of BCF’s rights, interest and obligations under the Recourse Agreement pursuant to the Assignment, Assumption and Consent Agreement dated as of June 30, 1997.

          C. Recourse Provider has agreed to take first loss risk on a pooled basis with respect to losses on additional Mortgage Loans to the extent and in the manner provided in this Agreement and, to secure Recourse Provider’s obligations under this Agreement, Recourse Provider shall deliver Acceptable Collateral to Custodian in accordance with the Custodial Agreement.

          D. Custodian, as collateral agent and bailee of Fannie Mae, will hold and administer all Collateral, including Acceptable Collateral, pursuant to the Custodial Agreement.

          E. Fannie Mae, MuniMae and Recourse Provider desire to amend and restate the Recourse Agreement in its entirety in order to provide, among other things, for certain remedies of Fannie Mae if Recourse Provider or MuniMae defaults under this Agreement or the Custodial Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Fannie Mae, MuniMae and Recourse Provider incorporate the above recitals and agree that the Recourse Agreement shall be amended and restated, without novation, as follows:

ARTICLE I
DEFINITIONS

     SECTION 1.1 General Interpretative Principles.

          For purposes of this Agreement, except as otherwise provided or unless the context otherwise requires:

          (a) the terms defined in Section 1.2 have the meanings assigned to them in Section 1.2 and include the plural as well as the singular, and the use of any gender shall be deemed to include the other gender;

          (b) references in this Agreement to “sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated sections, subsections, paragraphs and other subdivisions of this Agreement;

          (c) a reference to a subsection without further reference to a section is a reference to such subsection as contained in the same section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

          (d) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement;

          (e) a reference to Fannie Mae forms, guides, memos, updates or announcements shall mean such Fannie Mae forms, guides, memos, updates or announcements as the same may be amended, supplemented, otherwise modified, superseded or replaced from time to time;

          (f) the words “attorneys’ fees and expenses” and other words of similar import shall mean the reasonable fees and expenses of counsel, including any costs and expenses incurred by Fannie Mae’s in-house counsel;

          (g) the word “including” means “including by way of example and not limitation.”

          The parties to this Agreement acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the related documents. Accordingly the parties agree that any rule of construction which disfavors the drafting party shall not apply in the interpretation of this Agreement and the related documents or any statement or supplement or exhibit to this Agreement or the related documents.

     SECTION 1.2 Defined Terms.

     Capitalized terms in this Agreement shall have the following meanings:

     “Acceptable Collateral” shall have the meaning given that term in the Custodial Agreement.

     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     “Agreement” means this Amended and Restated Master Recourse Agreement, as it may be amended, supplemented or otherwise modified from time to time.

     “Asset Value” means, with respect to each Mortgage Loan, the dollar amount equal, as applicable, to: (a) the proceeds of the sale to a third party (that is not Fannie Mae, MuniMae, Recourse Provider, or any Affiliate of Fannie Mae, MuniMae or Recourse Provider) of the applicable Mortgaged Property at a regularly conducted foreclosure sale or at a sale directed by a court of competent jurisdiction in a bankruptcy proceeding or at any other commercially reasonable sale, which sale results in or is immediately followed by the full and indefeasible release of all of Fannie Mae’s obligations under the related Credit Enhancement Agreement (b) the proceeds of the sale to a third party (that is not Fannie Mae, MuniMae, Recourse Provider, or any Affiliate of Fannie Mae, MuniMae or Recourse Provider) of the Bonds, if any, and other obligations related to the Mortgaged Property, which sale results in or is immediately followed by the full and indefeasible release of all of Fannie Mae’s obligations under the related Credit Enhancement Agreement; or (c) the appraised value of such Mortgaged Property, as of the Release Date, agreed to by Fannie Mae and Recourse Provider; provided, however, that if they cannot agree, the appraised value shall be as determined by “as-is” appraisal(s) conducted as provided below. Fannie Mae and Recourse Provider shall each order a separate appraisal to be completed within sixty (60) days of the Release Date. Each such appraisal shall value the Mortgaged Property as of the Release Date and shall be completed by a qualified independent fee appraiser having experience in the area where the Mortgaged Property is located and otherwise in accordance with the requirements and procedures set forth in the DUS Guide for appraisals required prior to delivery of a Mortgage Loan to Fannie Mae. Any such appraisal shall be an “as is” appraisal, as defined and required for this purpose by the DUS Guide. If the lower of the two appraised values differs from the higher of the two appraised values by 5% of the higher appraised value or less, then the Asset Value will be the average of the two appraised values. If the two appraised values differ by more than such 5%, the two appraisers cannot agree on a value and Fannie Mae and Recourse Provider cannot agree on a value, then Fannie Mae and Recourse Provider shall select a third appraiser, who will be engaged by Fannie Mae (and paid from the Collateral Account), to conduct an independent appraisal within sixty (60) days and value the Mortgaged Property as of the Release Date in accordance with the requirements and procedures described in this definition. The third appraisal shall be binding upon Recourse Provider and Fannie Mae. If Recourse Provider fails to cause an appraisal to be conducted as provided above, the appraised value of a Mortgaged Property shall be determined exclusively by an appraiser selected by Fannie Mae and otherwise using the procedures set forth in this definition, and Recourse Provider waives any right to challenge such valuation.

     “Bond Documents” means, with respect to any issue of Bonds, the Bonds, the indenture of trust, the certificate trust agreement, the custody agreement or other document governing the terms of such Bonds, the financing agreement, the regulatory agreement (or other agreement relating to rental restrictions on the applicable Mortgaged Property), the tax certificate (or other applicable agreement) relating to arbitrage in connection with use of the proceeds of such Bonds, the remarketing agreement executed in connection with such Bonds and any other agreement executed in connection with such Bonds, as each such agreement or instrument may be amended, supplemented or otherwise modified from time to time.

     “Bonds” means, with respect to a particular Mortgage Loan, the tax-exempt multifamily revenue bonds issued pursuant to applicable law to finance or refinance the related Mortgaged Property; provided that if a trustee holds such bonds pursuant to a certificate trust agreement or custody agreement, “Bonds” shall mean any certificates of participation, custodial receipts or partnership or other interests of the holders thereof and shall not mean the underlying multifamily housing revenue bonds.

     “Borrower” means, with respect to any Mortgage Loan, each Person(s) obligated under the Mortgage Loan Documents executed and delivered with respect to a Mortgage Loan. With respect to any Bond for which Fannie Mae provides Credit Enhancement, the term Borrower shall also include any Person(s) obligated under the Bond Documents executed and delivered with respect to such Bond.

     “Borrower Default” means a Borrower Payment Default or a Borrower Performance Default.

     “Borrower Payment Default” means the failure of a Borrower to pay when due and in full any payment(s) required with respect to the related Mortgage Loan or related Bond, if applicable, including, but not limited to, principal, interest, late charges, default interest, prepayment premiums, principal reserve fund payments, escrows or other collateral accounts for taxes, insurance premiums and assessments, other collateral accounts and the replacement reserve account, if applicable. For example, scheduled principal and interest payments are past due on the second day after payment is required to be made under the related Bond Documents or Mortgage Loan Documents, as applicable.

     “Borrower Performance Default” means the failure of a Borrower to perform any covenant or other obligation under the related Mortgage Loan, other than a failure that constitutes a Borrower Payment Default, which constitutes an event of default under any of the Bond Documents or Mortgage Loan Documents after the application of any applicable grace period.

     “Business Day” means any day except a Saturday, a Sunday or any other day on which Fannie Mae, Custodian or the Federal Reserve Bank of New York is not open for business.

     “Collateral” means Acceptable Collateral, any other funds, securities or other assets on deposit in the Collateral Account and any other funds, securities or other assets in which Recourse Provider has an interest delivered to or otherwise held by Custodian or Fannie Mae under the Custodial Agreement (including any amounts at any time credited or due to Recourse Provider from Fannie Mae).

     “Collateral Account” means the Collateral Account established in the Custodial Agreement.

     “Collateral Requirement” means, with respect to all Mortgage Loans and as of any date of calculation, the Collateral Requirement specified in the most recent Mortgage Loan Certificate:

(1)   less:

(a) with respect to all Mortgage Loans for which Established Losses have been determined after the date of such Mortgage Loan Certificate, the aggregate of such Established Losses; provided that if an Established Loss has been determined for a Mortgage Loan and any Payment Obligation is then due and owing to Fannie Mae, the amount by which the Collateral Requirement shall be reduced pursuant to this clause (a) with respect to such Mortgage Loan shall be zero;

(b) with respect to all Mortgage Loans (other than Mortgage Loans included in clause (a) above) Released after the date of such Mortgage Loan Certificate, the aggregate of all Release Amounts, if any; and

(c) the aggregate of all Principal Reductions;

(2)   plus:

     any subsequent recoupments with respect to Established Losses and/or Principal Reductions received pursuant to Section 2.6 of this Agreement

     Provided, however, that, as of any date of calculation, the Collateral Requirement shall be reduced by the amount, if any, that the Collateral Requirement exceeds the Unpaid Principal Balance of all the Mortgage Loans subject to this Agreement as of the date of such calculation.

     “Credit Enhancement” means the issuance of a security or the provision of the Credit Enhancement Agreement with respect to a Mortgage Loan and/or Bond related to such Mortgage Loan.

     “Credit Enhancement Agreement” means an agreement or security under the terms of which Fannie Mae agrees to make certain payments with respect to one or more Mortgage Loans and/or Bonds related to such Mortgage Loans.

     “Custodial Agreement” means the Amended and Restated Custodial Agreement, dated as of December 1, 2000, among Fannie Mae, Recourse Provider and Custodian, as such agreement may be amended, supplemented or otherwise modified from time to time.

     “Custodian” means First Tennessee Bank National Association or any successor serving as Custodian under the Custodial Agreement.

     “Date of Borrower Default” means, as to any Mortgage Loan, the date of the first uncured Borrower Payment Default or Borrower Performance Default.

     “Decision Control” means the right, subject to and in accordance with the terms of Section 3.5, of Fannie Mae or Recourse Provider, as the case may be, to decide upon a course of action for dealing with any Defaulted Mortgage Loan.

     “Decision Control Notice” shall have the meaning assigned to such term in Section 3.5.

     “Defaulted Mortgage Loan” means any Mortgage Loan with respect to which an uncured Borrower Payment Default or Borrower Performance Default exists or the related Mortgaged Property is held as REO.

     “Delinquency Advances” means the payments made in accordance with Section 3.2, in monthly amounts equal to (a) the principal (including any principal reserve fund payments if required for a mandatory redemption of Bonds) due and owing under a Mortgage Loan, or (b) the principal (including any mandatory redemptions) due and owing on Bonds issued with respect to a Mortgage Loan which has become REO, with, in either case, interest calculated at the rate of interest on the related Note that would have been due on the Mortgage Loan if it were current or had not become REO, which payments are in each case made solely pursuant to Recourse Provider’s obligations to Fannie Mae under this Agreement and not with respect to the Borrower’s obligations under that Mortgage Loan. So long as otherwise not included, Delinquency Advances shall include interest as provided in Section 3.1.

     “Delivery Date” means the date on which any Mortgage Loan is accepted under this Agreement as evidenced by the execution of a Mortgage Loan Certificate for such Mortgage Loan by Recourse Provider and Fannie Mae.

     “DUS Guide” means the Fannie Mae Multifamily Delegated Underwriting and Servicing Guide, as such guide may be amended or supplemented from time to time by Fannie Mae, including any DUS Lender Memos, announcements or guide updates.

     “Effective Date” means the date on which the Credit Enhancement Agreement with respect to any particular Mortgage Loan or the related Bonds was issued or became effective.

     “Environmental Matters” means any matters relating to the generation, manufacture, use, storage, handling, transportation and/or disposal of hazardous substances or wastes, chemical substances or conditions with respect to the atmosphere, soil, surface and ground waters, wetlands, stream sediments and vegetation and any similar matters.

     “Established Loss” means, with respect to any Mortgage Loan or REO, an amount determined as of the Release Date for such Mortgage Loan as follows:

(a) The sum of:

(i) the Unpaid Principal Balance of such Mortgage Loan (reduced by any amounts paid under the related Credit Enhancement Agreement and unreimbursed from the Collateral Account) as of the earlier of (1) the day preceding the date of Foreclosure, or (2) the Release Date;

(ii) all amounts paid by Fannie Mae pursuant to the related Credit Enhancement Agreement and unreimbursed from the Collateral Account; and

(iii) all Servicing Advances and Delinquency Advances with respect to interest paid by Recourse Provider with respect to such Mortgage Loan or REO for up to twenty-four (24) months after such Mortgage Loan became a Defaulted Mortgage Loan and unreimbursed from the Collateral Account;

(b) minus, the sum of:

(i) either (1) the Asset Value of such Mortgage Loan, or (2) in the event the Release Date is determined pursuant to clause (b) of the definition of Release Date, the principal amount of the Substitute Mortgage Loan; and

(ii) any amount recovered on or prior to the Release Date from a guaranty, indemnification or similar obligation made with respect to the Mortgage Loan or the related Bonds that benefits Fannie Mae or Recourse Provider.

     “Estimated Loss,” in connection with each Mortgage Loan with respect to which a Borrower Default has occurred, shall be the actual loss or Estimated Loss (as herein determined) with respect to such Mortgage Loan. Estimated Loss will be the number by which (A) the sum of (v) the Unpaid Principal Balance of the Mortgage Loans together with accrued and unpaid interest thereon and (w) estimated Servicing Advances and Delinquency Advances exceeds (B) the sum of the estimated market value for (x) the related Mortgaged Property and (y) the value of all collateral that is a pledge of real or personal property as further security for the related Mortgage Loan. For purposes of determining Estimated Loss, estimated market value (for each Mortgaged Property) will be determined by dividing the net operating income from each project by a capitalization rate for the local real estate submarket in which the affected project is located, each as calculated by the Recourse Provider or Servicer and approved by Fannie Mae. Fannie Mae shall make the final determination of estimated losses in its reasonable discretion.

     “Event of Default” means any one or more of the events described in Section 8.1.

     “Expiry Date,” with respect to any Mortgage Loan, means the date which is twenty-four (24) months after the date such Mortgage Loan becomes a Defaulted Mortgage Loan, or such later date as shall be mutually agreed upon in writing by Fannie Mae and Recourse Provider.

     “Fannie Mae Fee” means, in the aggregate, a monthly fee in an amount equal to the percentage of the Unpaid Principal Balance of each Mortgage Loan as set forth in the Mortgage Loan Certificate for such Mortgage Loan. If a Foreclosure occurs with respect to a Mortgage Loan and for so long as no Substitute Mortgage Loan is put in place with respect to the related Mortgaged Property, such fee will continue to be due and payable with respect to such Mortgage Loan until the earlier of the Expiry Date or the Release Date of such Mortgage Loan, to be calculated based upon the Unpaid Principal Balance of such Mortgage Loan as of the date such Foreclosure is initiated, less any Principal Reductions with respect to such Mortgage Loan.

     “Federal Funds Effective Rate” for a day means the rate currently set forth on P.118 of the Dow Jones Telerate Service or any page as may replace P.118 of that service or such other service or services as may be nominated by the Federal Reserve System or the U.S. Department of the Treasury for the purpose of displaying such rate. The monthly average of the daily Federal Funds Effective Rates for each calendar month will be calculated by adding the daily Federal Funds Effective Rate for each day in such calendar month and dividing such sum by the actual number of days in such month. The rate assigned to any day which is not a Business Day will be the Federal Funds Effective Rate on the Business Day immediately preceding such day. In the event that Fannie Mae has determined that the Federal Funds Effective Rate is no longer available, Fannie Mae shall select a replacement index that has performed, or that Fannie Mae expects to perform, in a manner substantially similar to the Federal Funds Effective Rate. Any determination by Fannie Mae of the unavailability of the Federal Funds Effective Rate and Fannie Mae’s selection of a replacement index shall be final and binding.

     “Foreclosure” means a proceeding pursuant to which the lien of a Security Instrument is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other comparable instrument.

     “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

     “Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     “Indemnified Party” shall have the meaning given that term in Section 7.1 (a).

     “Indemnity Payment” shall have the meaning given that term in Section 7.1(d).

     “Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet, (d) all obligations of such person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (f) all Indebtedness of another guaranteed by such Person; “Indebtedness,” however, shall exclude endorser liability on checks endorsed in the ordinary course of such Person’s business.

     “Insurance Policy” means the Bond Insurance Policy, dated as of December 28, 2000, and the Reinsurance Policy, dated as of December 28, 2000, securing the Recourse Provider’s and MuniMae’s payment obligations under this Agreement and any other insurance policy which in form and substance is acceptable to Fannie Mae and which is delivered with opinions, certificates and other ancillary documents acceptable to Fannie Mae and otherwise constitutes Acceptable Collateral.

     “Mortgaged Property” means the property that secures all or any part of a Mortgage Loan, which consists of the land, as described in the related Security Instrument, and all buildings and other improvements, including the multifamily housing project, made to and located on the land, together with all fixtures, equipment and furniture affixed or attached thereto or located thereon, all as more specifically provided in the applicable Security Instrument.

     “Mortgage Loan” means (i) a multifamily mortgage loan that has been Purchased by Fannie Mae and/or (ii) those rights in a multifamily mortgage loan and related Bonds and any and all other rights, including, but not limited to, all rights of the holders of Bonds and all rights of the Servicer under the related Mortgage Loan Documents, that have been assigned or otherwise transferred to Fannie Mae in consideration for the provision of Credit Enhancement by Fannie Mae, and in connection with which the Recourse Provider assumes the loss sharing obligations under this Agreement and deposits Collateral under the Custodial Agreement and with respect to which a Mortgage Loan Certificate is executed by Fannie Mae, MuniMae and Recourse

Provider; provided that a mortgage loan and any other such rights shall cease to be a Mortgage Loan after the Release Date with respect to such Mortgage Loan.

     “Mortgage Loan Certificate” means a certificate, in the form of Exhibit A, delivered by Recourse Provider and MuniMae to Fannie Mae with respect to one or more Mortgage Loans; provided, however, that such Mortgage Loan Certificate shall only be effective upon execution by Fannie Mae, indicating its acceptance of the Mortgage Loans under this Agreement.

     “Mortgage Loan Documents” means the Note, the Security Instrument, any loan agreement, any financing agreement and any and all other documents executed and delivered with respect to a Mortgage Loan including, any and all documents in which Fannie Mae has been assigned an interest, and any security for, such Mortgage Loan.

     “Non-indemnifiable Claims” means claims or losses related to the Mortgaged Properties by any Person (other than the trustee with respect to the related Bonds, investors in the related Bonds or the applicable Bond issuer) arising from accidents or other similar events typically covered by casualty insurance.

     “Note” means a promissory note, including any addenda thereto, any loan agreement, any financing agreement, any reimbursement agreement and any other document that evidences the debt secured by one or more Security Instruments in connection with a Mortgage Loan.

     “Objection” shall have the meaning given that term in Section 3.5(e).

     “Payment Obligation” means all obligations of Recourse Provider under this Agreement to make payments to Fannie Mae, including but not limited to, payments relating to Established Losses, Principal Reductions, Delinquency Advances and Servicing Advances, in accordance with the terms of this Agreement.

     “Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a Governmental Body or political subdivision or an agency or instrumentality thereof.

     “Potential Event of Default” means the occurrence of any event which with the passage of time or the giving of notice, or both, would give rise to an Event of Default.

     “Principal Reduction” means the aggregate of all amounts paid, other than Delinquency Advances or regularly scheduled principal payments, to reduce the Unpaid Principal Balance of a Mortgage Loan and cause a corresponding reduction in Fannie Mae’s obligations under the Credit Enhancement Agreement with respect to such Mortgage Loan; but only to the extent such principal reduction is made, or approved in writing, by Fannie Mae.

     “Purchase” means, when used in connection with a Mortgage Loan, defined in clause (i) of the definition thereof, the purchase of such Mortgage Loan by Fannie Mae by issuance of a security or the provision of a Credit Enhancement Agreement with respect to such Mortgage Loan (if Fannie Mae does not purchase such Mortgage Loan by issuance of a security in connection with providing such Credit Enhancement Agreement).

     “Release Amount” means, with respect to a Mortgage Loan, the dollar amount specified as such with respect to that Mortgage Loan in a Mortgage Loan Certificate, which dollar amount may be changed for any Mortgage Loan in a subsequently delivered Mortgage Loan Certificate.

     “Released” means, when applied to a Mortgage Loan, that (a) the Borrower’s obligations thereunder are fully paid and finally released, the preference period under applicable federal and state bankruptcy laws has passed, the related Security Instrument has been indefeasibly released or fully reconveyed and Fannie Mae’s obligations under the Credit Enhancement Agreement related to such Mortgage Loan have been fully and indefeasibly released (including without limitation payment to Fannie Mae of all unreimbursed amounts paid by Fannie Mae under such Credit Enhancement Agreement), (b) the Mortgage Loan is transferred to another party and Fannie Mae’s obligations under the Credit Enhancement Agreement related to such Mortgage Loan have been fully and indefeasibly released (including without limitation payment to Fannie Mae of all unreimbursed amounts paid by Fannie Mae under such Credit Enhancement Agreement), (c) the Mortgage Loan is transferred to another party and, even though Fannie Mae’s obligations under the Credit Agreement related to such Mortgage Loan have not been, fully released, Fannie Mae consents in its discretion to the release of such Mortgage Loan from this Agreement, (d) Fannie Mae’s obligations under the Credit Enhancement relate to such Mortgage Loan have otherwise been fully released or Fannie Mae has consented in writing to the release of such Mortgage Loan from the Agreement; or (e) the Mortgage Loan is transferred to or assumed by another party as a consequence of an uncured Borrower Payment Default or Borrower Performance Default which transfer does not result in the complete release of Fannie Mae’s obligations under the Credit Enhancement Agreement with respect to such Mortgage Loan because a Substitute Mortgage Loan or a new or modified Mortgage Loan has been included as a Mortgage Loan under this Agreement.

     “Release Date” means the date on and as of which Recourse Provider shall be released from its Payment Obligations with respect to a particular Mortgage Loan, which date shall be the earliest to occur of the following:

(a) the date such Mortgage Loan is Released;

(b) the date on which such Mortgage Loan is transferred to another party as a consequence of an uncured Borrower Payment Default or Borrower Performance Default which transfer does not result in the complete release of Fannie Mae’s obligations under the Credit Enhancement Agreement (or a substitute Credit Enhancement Agreement) with respect to such Mortgage Loan because a Substitute Mortgage Loan or a new or modified mortgage loan has been included as a Mortgage Loan under this Agreement; or

(c) the date on which Recourse Provider repurchases such Mortgage Loan pursuant to Section 3.9; or

(d) the date the lien of the Security Instrument with respect to such Mortgage Loan has been extinguished as a result of a Foreclosure, Fannie Mae’s obligations under the Credit Enhancement Agreement related to such Mortgage Loan have been fully and indefeasibly released (including without limitation payment to Fannie Mae of all unreimbursed amounts paid by Fannie Mae under such Credit Enhancement Agreement) and the Established Loss with respect to such Mortgage Loan has been paid.

     “REO” (Real Estate Owned) means any Mortgaged Property, title to which is acquired by or on behalf of Fannie Mae through Foreclosure.

     “Restructuring” means a forbearance, loan modification, waiver or amendment of any Defaulted Mortgage Loan, including, without limitation, a restructuring of a Mortgage Loan imposed by, or otherwise consummated through, a bankruptcy proceeding.

     “Security Instrument” means each deed of trust, deed to secure debt or mortgage, including any riders thereto, that secures all or any portion of the Note with respect to a Mortgage Loan.

     “Servicer” means the Person servicing the Mortgage Loans and/or Bonds and REO pursuant to the terms of the Servicing Agreement; provided, however, that the term Servicer shall not refer to Recourse Provider even if it is servicing the Mortgage Loans and REO under the Servicing Agreement.

     “Servicing Advances” means the payments made in accordance with Section 3.3 for any Mortgage Loan, including any Mortgage Loan that becomes REO, for (a) all taxes and assessments against the related Mortgaged Property (but not paid from Borrowers’ escrows), (b) all insurance premiums for insurance for the related Mortgaged Property to insurance carrier(s) acceptable to Fannie Mae, in accordance with the DUS Guide (but not paid from Borrowers’ escrows), (c) any payments necessary to preserve and protect such Mortgaged Property or the related Bonds or the Credit Enhancement Agreement with respect to the related Bonds, including without limitation, any fees, costs and expenses required to be paid with respect to the related Bonds, to the extent not included in the interest rate on the Note, and other items (other than principal and interest) owed or expended with respect to such Mortgaged Property, (d) any payments necessary to exercise any legal or equitable remedies (other than Foreclosure) against the Borrower or the Mortgaged Property (including reasonable attorney, appraisal or other professional fees and expenses), (e) any Approved Expenses (as defined in the Special Servicing Agreement applicable to the Mortgage Loan or REO Property), and (f) any costs and expenses, limited as provided below, paid or incurred with respect to such Mortgage Loan, including any such Mortgage Loan that becomes REO: (i) to commence and pursue Foreclosure and appointment of a receiver, (ii) to restructure a Mortgage Loan on the related Mortgage Property and/or to refinance, refund or otherwise restructure any

Bonds issued with respect to a Mortgage Loan, if such costs are directly related to such Foreclosure or restructuring of the Mortgage Loan and/or refinancing, refunding or otherwise restructuring any related Bonds, (iii) to commence and pursue collection under a guaranty or similar obligation, including exceptions to non-recourse under the Mortgage Loan, under the documents assigned to or otherwise benefiting Fannie Mae, and (iv) to manage and sell REO. Servicing Advances shall not include reductions in the principal amount and/or prepayments to be made with respect to a Mortgage Loan, and are limited to reasonable attorneys’ fees and expenses, recordation and transfer fees, environmental assessments, appraisal costs (but only if obtained in connection with bankruptcy proceedings or under the written direction of Fannie Mae), reasonable sales brokerage fees for the value of the Mortgaged Property and the market and similar costs necessary to achieve Foreclosure, appointment of a receiver, restructuring or sale of REO, all as approved by Fannie Mae. In each case, such payments are to be made solely pursuant to Recourse Provider’s obligations to Fannie Mae under this Agreement and not as surety or guarantor with respect to the Borrower’s obligations under the Mortgage Loan. Fannie Mae reserves the right not to allow or include amounts for expenses or costs paid or incurred that exceed reasonable and customary expenses or costs for the market area in which the Mortgaged Property is located. Servicing Advances do not include any out-of-pocket costs and expenses for routine servicing obligations (such as travel or site inspections) for which the Servicer is compensated through the Servicing Fee or costs, losses or other items that the Servicer or Recourse Provider agrees to hold Fannie Mae harmless against under representations, warranties or indemnification under this Agreement, the Servicing Agreement or otherwise or advances made in connection with litigation or other proceedings that Fannie Mae did not approve or authorize under the terms of this Agreement; provided, however, that specific travel in connection with the management and disposition of a Mortgage Loan or an REO requested by Fannie Mae or, if it has Decision Control, Recourse Provider, other than the initial site inspection of any special servicer after a Special Servicing Activation Notice (as defined in the Servicing Agreement) with respect to post-default special servicing shall be included as a reimbursable Servicing Advance. Maintenance of REO is intended to be accomplished without over-improvement in comparison with similar properties in the same market as the REO property, and with maximizing the physical and economic occupancy of the REO at or above the occupancy level of comparable property located in the same market as the REO. Servicing Advances have to be consistent with the “servicing standard” set forth in and documented as required by the Servicing Agreement. So long as otherwise not included, Servicing Advances shall include interest as provided in Section 3.1 and shall be available to pay fees of the Servicer up to eight (8) basis points per annum.

     “Servicing Agreement” means, with respect to all Mortgage Loans and REO, any agreement regarding the servicing of the Mortgage Loans and REO, including any sub-servicing agreement, either (a) as between Fannie Mae and Recourse Provider or a third party designated from time to time by Fannie Mae as the Servicer of the Mortgage Loans and REO, or (b) as assigned to Fannie Mae, as each such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms; provided, however, that the Servicing Agreement may be a Fannie Mae guide or announcement made applicable to the Mortgage Loans and REO by an agreement among Fannie Mae, Recourse Provider and the Servicer.

     “Servicing Fee” means the Servicing Fee payable to the Servicer in accordance with the terms of this Agreement and the Servicing Agreement, including any fee payable to any special servicer under any Special Servicing Agreement.

     “Single-Purpose” means, with respect to a Person, that such Person at all times since its formation: (a) has been a duly formed and existing partnership, corporation or limited liability company, as the case may be; (b) has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business; (c) has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all material respects; (d) has observed all customary formalities regarding its existence; (e) has accurately maintained its financial statements, accounting records and other partnership, corporate or limited liability company documents separate from those of any other Person subject to appropriate consolidation (for accounting purposes) with those of other Affiliates in accordance with GAAP; (f) has not commingled its assets or funds with those of any other Person; (g) has accurately maintained its own bank accounts, payroll and books and accounts separate from those of any other Person; (h) has paid its own liabilities from its own separate assets; (i) has identified itself in all dealings with the public under its own name and as a separate and distinct entity; (j) has not identified itself as being a division or a part of any other Person; (k) has not identified any other Person as being a division or a part of such Person; (l) has been adequately capitalized in light of its contemplated business operations; (m) has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person, except as otherwise permitted in this Agreement and so long as such other Person is not an Affiliate of such Single-Purpose Person; (n) has not made loans or advances to any other Person; (o) has not entered into and was not a party to any transaction with any Affiliate of such Person, except in the ordinary course of business and on terms which are no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with an unrelated third party; (p) has conducted its own business in its own name; (q) has paid the salaries of its own employees, if any, and maintained a sufficient number of employees in light of its contemplated business operations; (r) has allocated fairly and reasonably .any overhead for shared office space; (s) has used stationery, invoices and checks separate from those of any other Person; (t) has not pledged its assets for the benefit of any other entity; (u) has not engaged in a non-exempt prohibited transaction described in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended; (v) has not acquired obligations or securities of its partners or Affiliates; and (w) has corrected any known misunderstanding regarding its separate identity.

     “Special Servicing Agreement” means, with respect to all Mortgage Loans and REO, any agreement regarding the special servicing of the Mortgage Loans and REO, either (a) as between Fannie Mae and Recourse Provider or a third party designated from time to time by Fannie Mae as the special servicer of the Mortgage Loans and REO, or (b) as assigned to Fannie Mae, as each such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

     “Substitute Mortgage Loan” means a new mortgage loan made to facilitate a Restructuring or the sale of REO in the event the related Bonds remain outstanding and Fannie Mae’s Credit Enhancement Agreement with respect to such new Mortgage Loan remains outstanding or a replacement Credit Enhancement Agreement is provided.

     “Taxability Determination” means, with respect to a series of Bonds, (a) a final judgment or order of a court of original jurisdiction, a final order of any other court of competent jurisdiction or a final ruling or decision of the Internal Revenue Service, in any such case to the effect that the interest on any Bonds of such series (other than interest on Bonds which were issued as taxable Bonds or interest for any period during which Bonds are held by a “substantial user” of any facility financed with the proceeds of the Bonds or a “related person,” as such terms are used Section 147(a) of the Internal Revenue Code of 1986, as amended) is not excludable for federal income tax purposes from the gross incomes of the recipients thereof subject to federal income taxes, or (b) the occurrence of an act or event relating to or questioning the exclusion from gross income for federal income tax purposes of the interest on such Bonds, which (i) with respect to floating rate Bonds, results in the remarketing agent’s being unable or unwilling to remarket such Bonds or which results in a determination by the remarketing agent that such Bonds can only be remarketed at an interest rate comparable to similar taxable obligations, or (ii) with respect to Bonds which bear interest at a fixed rate, results in such Bonds being unable to be refunded or remarketed, or which results in a determination that a refunding or a remarketing of the original Bonds can only occur at an interest rate comparable to similar taxable obligations. With respect to clause (a) above, a judgment or order of a court or a ruling or decision of the Internal Revenue Service shall be considered final only if no appeal or action for judicial review has been filed and the time for filing such appeal or action has expired.

     “Transaction Documents” means this Agreement, the Custodial Agreement, each Servicing Agreement, each Credit Enhancement Agreement, each Mortgage Loan Certificate, the Mortgage Loan Documents and the Bond Documents.

     “Unpaid Principal Balance” means, as of the date of determination and with respect to each Mortgage Loan, the principal amount remaining unpaid under the terms of the applicable Mortgage Loan Documents; provided, however, in situations were Fannie Mae provides Credit Enhancement on the Bonds relating to such Mortgage Loan, “Unpaid Principal Balance” shall mean the principal amount remaining unpaid under the terms of the applicable Mortgage Loan Documents or, if greater, the outstanding principal balance of such Bonds.

ARTICLE II
FIRST LOSS OBLIGATION; COLLATERALIZATION

SECTION 2.1 Mortgage Loans Subject to this Agreement.

     A mortgage loan or Bond with respect to which Fannie Mae provides Credit Enhancement shall become a Mortgage Loan for purposes of this Agreement upon the Recourse Provider’s (a) delivery to Fannie Mae of a Mortgage Loan Certificate with respect to such Mortgage Loan, (b) delivery of Collateral to Custodian, in accordance with the terms of the Custodial Agreement, in an amount sufficient to cause the Collateral Requirement to be met as of the Delivery Date, and (c) making of the representations and warranties of Recourse Provider set forth in Section 4.1. In connection with each Mortgage Loan, MuniMae shall make the representations and warranties set forth in Section 4.2, including those set forth in Exhibit B with respect to such Mortgage Loan and shall sign a Mortgage Loan Certificate with respect to such Mortgage Loan. Notwithstanding anything in this Agreement to the contrary, Fannie Mae shall be under no obligation to execute a Mortgage Loan Certificate with respect to any mortgage loan or Bond and shall have the right in its sole discretion to determine whether or not to accept any mortgage loan or Bond under this Agreement; provided, however, that the Collateral Requirement for the Mortgage Loans referred to in a Mortgage Loan Certificate and in all Mortgage Loan Certificates delivered prior to the date thereof shall not increase until such time as Recourse Provider and MuniMae shall deliver a new Mortgage Loan Certificate to Fannie Mae. Any errors in or omissions from the applicable Mortgage Loan Certificate shall not diminish in any respect Recourse Provider’s or MuniMae’s obligations as provided in this Agreement in respect of such Mortgage Loan.

SECTION 2.2 First Loss Obligation; Collateral Requirement.

          (a) Notwithstanding the endorsement of any Note by Recourse Provider or any other Person “without recourse,” Recourse Provider acknowledges and agrees that it shall be liable for the payment of all (i) Established Losses pursuant to Section 2.4, and (ii) Principal Reductions pursuant to Section 2.3, and Recourse Provider and MuniMae acknowledge and agree that they shall be jointly and severally liable for the payment of all (i) Delinquency Advances pursuant to Section 3.2, (ii) Servicing Advances pursuant to Section 3.3, and (iii) other amounts owed with respect to the Mortgage Loans all as provided under this Agreement, and otherwise shall be bound by and subject to all the terms and provisions of the Transaction Documents and, subject to the recourse limitations set forth in Section 2.3, Section 2.4, Section 3.2 and Section 3.3, Fannie Mae shall have the right to exercise any and all of its rights and remedies against Recourse Provider and MuniMae under the same.

          (b) In order to secure all payment obligations, including the Payment Obligation of the Recourse Provider, under this Agreement, Recourse Provider and MuniMae acknowledge and agree that they shall at all times during the term of this Agreement maintain with Custodian under the Custodial Agreement Acceptable Collateral in an amount equal to the Collateral Requirement. Notwithstanding such collateralization, Recourse Provider and MuniMae’s obligations (i) for breaches of their respective representations and warranties under this Agreement, the Mortgage Loan Certificates and the Custodial Agreement, (ii) for indemnification under Section 7.1 (a) and Section 7.1(b), (iii) for the payment of the Servicing Advances and Delinquency Advances, (iv) for payments under Section 6.1, and (v) for the payment of out-of-pocket expenses, charges, costs and fees under Section 2.4(b), Section 3.5(g), Section 8.2 and Section 9.1(b) and (c) shall in each case be fully recourse against Recourse Provider and MuniMae, as applicable, and not limited to recourse against any particular assets, including the Acceptable Collateral, but the Acceptable Collateral shall be available if Fannie Mae so desires to satisfy the obligations identified in this sentence.

     SECTION 2.3 Principal Reductions.

          The Recourse Provider shall be obligated to pay Principal Reductions in the manner set forth in this Agreement. To the extent Recourse Provider has Decision Control and no Event of Default or Potential Event of Default exists, five (5) Business Days after Recourse Provider notifies Fannie Mae in writing that it desires to make a Principal Reduction, Recourse Provider shall pay such Principal Reduction or pay such amount from Acceptable Collateral required to be held under the Custodial Agreement in the manner provided in the Custodial Agreement. To the extent that Principal Reductions are paid or caused to be paid by Recourse Provider, the Collateral Requirement will be reduced as provided in the definition of such term. Fannie Mae will accomplish such reduction by directing Custodian to pay the amount of such Principal Reduction to the party necessary to be paid in order to accomplish the Principal Reduction. So long as Fannie Mae has Decision Control with respect to any Mortgage Loan or an Event of Default exists, Fannie Mae shall be entitled to direct the Custodian to pay from the Acceptable Collateral a Principal Reduction with respect to such Mortgage Loan or with respect to any Mortgage Loan upon on Event of Default in the event not paid by the Recourse Provider. Notwithstanding the foregoing, payment of Principal Reductions shall not exceed, in the aggregate, the Collateral Requirement immediately prior to the date such Principal Reduction is made.

     SECTION 2.4 Established Losses.

          (a) Recourse Provider shall be obligated to pay all Established Losses, up to an amount not to exceed in the aggregate the Collateral Requirement. As of the Release Date for each Mortgage Loan, Fannie Mae shall determine the amount of the Established Loss with respect to such Mortgage Loan and notify Recourse Provider in writing of the amount of such Established Loss. Funds in an amount equal to the Established Loss with respect to such Mortgage Loan, less amounts previously distributed to pay amounts included in the Established Loss, shall be paid by Recourse Provider to Fannie Mae or in the event not paid by Recourse Provider will be paid from the Acceptable Collateral under the terms of the Custodial Agreement. The amount of Acceptable Collateral required to be held under the Custodial Agreement shall thereupon be reduced by the amount of such Established Loss and the Collateral Requirement will be reduced as provided in the definition of such term. Notwithstanding the foregoing, payment to Fannie Mae for Established Losses shall not exceed, in the aggregate, the Collateral Requirement immediately prior to the Release Date.

          (b) Recourse Provider shall pay all reasonable out-of-pocket expenses, charges, costs and fees incurred by Fannie Mae in connection with the review of documents and other materials and the performance of calculations as necessary to verify the Established Losses, Estimated Losses and the Collateral Requirement. To the extent such resources are available to Fannie Mae internally, Fannie Mae will use its reasonable efforts to use such internal resources to perform any calculations necessary to verify Established Losses, Estimated Losses and the Collateral Requirement.

          (c) If, as of the Release Date for any Mortgage Loan, the aggregate amount of the Delinquency Advances and Servicing Advances paid or reimbursed by MuniMae or Recourse Provider with respect to such Mortgage Loan exceeds the lesser of (x) the Established Loss with respect to such Mortgage Loan and (y) the Collateral Requirement as of such date, Fannie Mae or Custodian shall make a reimbursement payment to the Recourse Provider in the amount of such excess within 10 Business Days after the payment of the Established Loss with respect to such Mortgage Loan. Notwithstanding the above, Fannie Mae shall be under no obligation to make a reimbursement payment for any Delinquency Advances or Servicing Advances in the event that an Event of Default, including a nonpayment of an Established Loss or Principal Reduction, exists. Upon recovering a reimbursement payment, Recourse Provider shall have the responsibility to allocate the payment between MuniMae and Recourse Provider in a fair and equitable manner based on the amount paid by each such party with respect to such Mortgage Loan and Fannie Mae shall be relieved of any and all liability to further reimburse either MuniMae or Recourse Provider for payments made by such parties with respect to such Mortgage Loan.

     SECTION 2.5 Releases Without Established Losses.

          In the event that as of the Release Date for a Mortgage Loan there are no Established Losses and no Delinquency Advances or Servicing Advances to be reimbursed with respect to such Mortgage Loan and no Event of Default or Potential Event of Default exists, then the amount of Acceptable Collateral required to be held under the Custodial Agreement shall be reduced by the Release Amount of such Mortgage Loan as provided in the Custodial Agreement and the Collateral Requirement will be reduced as provided in the definition of such term.

     SECTION 2.6 Subsequent Recoupment.

          If Servicer or Fannie Mae receives a subsequent payment in connection with any Established Loss or Principal Reduction, or related to any payment obligation of Recourse Provider or MuniMae theretofore paid, then Servicer or Fannie Mae, as the case may be, shall, so long as no Event of Default exists and no Borrower Default exists with respect to the Mortgage Loan to which such subsequent payment relates, pay the amount of such subsequent payment to the party that made such payment, otherwise such amount shall be deposited into the Collateral Account, provided, however, that if such payment is received in connection with (i) a payment under the Insurance Policy, such amount may, at the discretion of Fannie Mae, be returned to the issuer of the Insurance Policy so long as the amount covered by the Insurance Policy is increased accordingly, or (ii) funds received from Collateral other than the Insurance Policy, the Servicer or Fannie Mae, as the case may be, shall deliver to the Custodian for deposit in the Collateral Account the amount of such subsequent payment; provided, however, that if applicable law otherwise requires the money to be held or applied in a different manner, then such money will be held as required by such applicable law.

     SECTION 2.7 Bond Fund Initial Funding Requirements.

          MuniMae has agreed to provide to Fannie Mae a wire transfer of immediately available funds, on or prior to the date such funds are needed to fund the respective Bond Fund Initial Funding Requirements for The Industrial Development Authority of Kansas City, Missouri, Multifamily Housing Revenue Refunding Bonds (Locarno Apartments Project), Series 1996A (the “Locarno Bonds”), and The Industrial Development Authority of the City of Independence, Missouri, Multifamily Housing Revenue Refunding Bonds (Independence Ridge Apartments Project), Series 1996A (the “Independence Bonds”), the aggregate amount of $29,000. Fannie Mae shall, subsequent to the receipt of such funds from MuniMae, remit from its own funds to Boatmen’s Trust Company in its separate capacities as Trustee for the Locarno Bonds and the Independence Bonds, the respective amounts of $14,000 and $15,000 to fund the Bond Fund Initial Funding Requirements for the Locarno Bonds and the Independence Bonds on the date it is requested by MuniMae to make such funding and is provided with wiring instructions. Fannie Mae shall be obligated to make such payment only to the extent it received the equivalent amount from MuniMae. In no event shall Fannie Mae have any obligation to fund any shortfall in either Bond Fund Initial Funding Requirement. Fannie Mae further agrees, pursuant to Section 6.13(a) of the respective Indentures for the Locarno Bonds and the Independence Bonds, after receipt of MuniMae’s written request to request reimbursement of the Bond Fund Initial Funding Requirements, and, to the extent Fannie Mae is otherwise reimbursed pursuant to such Section 6.13 for all other amounts owing thereto, Fannie Mae shall remit to MuniMae upon receipt the amounts received as reimbursement for payment of the Bond Fund Initial Funding Requirements. As of the date of this Agreement, the requirements of this Section 2.7 have been satisfied in full.

ARTICLE III
SERVICING OF MORTGAGE LOANS; ADVANCES ...

     SECTION 3.1 Servicing.

          The Mortgage Loans and REO will be serviced by Recourse Provider or by the Servicer in accordance with the terms and provisions set forth in the Servicing Agreement. All payments of Delinquency Advances and Servicing Advances required to be made by Recourse Provider or MuniMae with respect to a Mortgage Loan under this Agreement shall be made through the Servicer unless Recourse Provider is then acting as servicer under the Servicing Agreement, then through the Recourse Provider. To the extent that any Delinquency Advance or Servicing Advance is made by the Servicer from its own funds in any month, interest shall accrue on the amount of such Delinquency Advance or Servicing Advance at a rate equal to the rate specified in the Servicing Agreement, but in no event greater than the Federal Funds Effective Rate plus two percent (2%), until the Servicer is reimbursed in full by Recourse Provider or MuniMae. The amount of such interest paid to the Servicer calculated at a rate equal to the Federal Funds Effective Rate, but no greater, shall be deemed to be a part of the Delinquency

Advance or Servicing Advance, as applicable. Notwithstanding the fact that Recourse Provider and MuniMae are only entitled to include interest at the Federal Funds Effective Rate in Delinquency Advances and Servicing Advances, interest shall accrue to the Servicer until it is fully reimbursed for all Delinquency Advances and Servicing Advances made with its own funds at the rate specified in the Servicing Agreement, but in no event greater than the Federal Funds Effective Rate, plus 2%.

     SECTION 3.2 Delinquency Advances.

          Recourse Provider and MuniMae shall each jointly and severally be obligated to make Delinquency Advances (or reimburse Servicer for Delinquency Advances) for each Mortgage Loan such that the Credit Enhancement Agreement related to such Mortgage Loan will not be called upon for payment by Fannie Mae (other than, in the case of a Credit Enhancement Agreement in the form of a mortgage-backed security, passing through the amount advanced by Recourse Provider). On and after the earlier of the Expiry Date or the Release Date with respect to a Mortgage Loan, neither Recourse Provider nor MuniMae shall be obligated to make any future Delinquency Advances for that Mortgage Loan. Recourse Provider and MuniMae each acknowledge and agree that they shall not be entitled to make Delinquency Advances directly from any Collateral held in the Collateral Account.

     SECTION 3.3 Servicing Advances.

          Recourse Provider and MuniMae shall each jointly and severally be obligated to make Servicing Advances (or reimburse Servicer for Servicing Advances) for each Mortgage Loan when any such amounts are due (and prior to the imposition of any penalties or charges). Subject to the next sentence, after a Date of Borrower Default with respect to any Mortgage Loan, Recourse Provider and MuniMae shall remain obligated to make Servicing Advances when any such amounts are due (and prior to the imposition of any penalties or charges). On and after the earlier of the Expiry Date or the Release Date with respect to a Mortgage Loan, neither Recourse Provider nor MuniMae shall be obligated to make any future Servicing Advances for that Mortgage Loan. Recourse Provider and MuniMae each acknowledge and agree that they shall not be entitled to make Servicing Advances directly from any Collateral held in the Collateral Account.

     SECTION 3.4 Unavailability of Net Operating Income.

          Recourse Provider’s and MuniMae’s obligation to make Delinquency Advances and Servicing Advances shall not be reduced by net operating income, amounts held in any replacement reserve account or other amounts with respect to a Mortgaged Property that, under the provisions of applicable state law, are not then available for use by Fannie Mae.

     SECTION 3.5 Decision Control.

          (a) Subject to the provisions of this Section 3.5, Recourse Provider shall be entitled to Decision Control with respect to any Defaulted Mortgage Loan;

provided that all of the following conditions are met with respect to such Defaulted Mortgage Loan:

(i) Recourse Provider shall deliver and submit its determination of Estimated Losses within 10 days of the Date of Borrower Default with respect to such Mortgage Loan.

(ii) if Fannie Mae determines that the Estimated Losses, as determined by Fannie Mae based upon Recourse Provider’s determination or otherwise pursuant to this Agreement, with respect to all Mortgage Loans for which a Borrower Default has occurred and an Established Loss has not been determined and paid, exceed the Collateral Requirement, then, fifteen (15) days following the date Fannie Mae determines Estimated Losses and provides written notice to Recourse Provider of Estimated Losses, Recourse Provider shall (1) increase the Collateral Requirement by an amount equal to such deficiency between the Estimated Losses and the Collateral Requirement, (2) deliver to Custodian pursuant to the terms of the Custodial Agreement Acceptable Collateral in an amount sufficient to cause the Acceptable Collateral held under the Custodial Agreement to equal such increased Collateral Requirement, and (3) execute and deliver a revised Mortgage Loan Certificate to Fannie Mae indicating a Collateral Requirement equal to such increased Collateral Requirement.

(iii) no Event of Default or Potential Event of Default exists; and

(iv) Recourse Provider shall not have delivered to Fannie Mae a notice (a “Decision Control Notice”) in the form of Exhibit C to this Agreement relinquishing Decision Control with respect to all the Mortgage Loans.

          If all of the conditions set forth in subsections (a)(i), (a)(ii), (a)(iii) and (a)(iv) of this Section 3.5 are not satisfied on the applicable dates or the Recourse Provider has delivered a Decision Control Notice, then Fannie Mae shall have Decision Control with respect to the applicable Defaulted Mortgage Loan. So long as Recourse Provider retains Decision Control with respect to any Defaulted Mortgage Loan, Recourse Provider shall calculate Estimated Losses on the dates such Estimated Losses are required to be calculated under Section 5.2 and deliver and submit to Fannie Mae its determination of Estimated Losses within 10 days of such calculation date. If Fannie Mae determines that Estimated Losses, as determined by Fannie Mae based on Recourse Provider’s determination or otherwise pursuant to this Agreement, exceed the Collateral Requirement then Recourse Provider shall not be entitled to retain Decision Control with respect to any Defaulted Mortgage Loan unless fifteen (15) days following the date Fannie Mae determines Estimated Loss and provides written notice to Recourse Provider, Recourse Provider (1) increases the Collateral Requirement by an amount equal to such deficiency between Estimated Losses and the Collateral Requirement, (2) delivers to Custodian pursuant to the terms of the Custodial Agreement Acceptable Collateral in an amount sufficient to cause the Acceptable Collateral held under the Custodial Agreement to equal such Collateral Requirement, and (3) executes and delivers a revised Mortgage Loan Certificate to Fannie Mae indicating a Collateral Requirement equal to such increased Collateral Requirement.

          To the extent Fannie Mae has Decision Control as a result of Recourse Provider providing a Decision Control Notice or otherwise as provided herein, Fannie Mae shall be entitled to take all action relating to such Mortgage Loan, including but not limited to requiring MuniMae and Recourse Provider to pay or use amounts available from Acceptable Collateral to pay Delinquency Advances, Servicing Advances, Established Losses and Principal Reductions and to pay costs, expenses and other obligations of Recourse Provider and MuniMae to the extent provided in this Agreement. Notwithstanding anything herein to the contrary, upon receipt of a Decision Control Notice, Fannie Mae shall be entitled to Decision Control with respect to all Mortgage Loans including Mortgage Loans with respect to which Recourse Provider had Decision Control prior to the giving of the Decision Control Notice.

          Upon a determination that Recourse Provider has Decision Control with respect to a Defaulted Mortgage Loan, Fannie Mae shall notify the special servicer for such Mortgage Loan that Recourse Provider is the “Approval Party” for such Mortgage Loan under the Special Servicing Agreement applicable to such Mortgage Loan.

          (b) Regardless of whether Recourse Provider or Fannie Mae has Decision Control with respect to a Defaulted Mortgage Loan, Fannie Mae shall have no obligation to agree to any course of action proposed by Recourse Provider nor shall Fannie Mae execute and deliver any Mortgage Loan Documents or any other documents (regardless of whether Fannie Mae has agreed to a proposed course of action for such Defaulted Mortgage Loan) and Recourse Provider shall not take any proposed course of action if, in Fannie Mae’s sole judgment, the proposed course of action, or the terms of the proposed Mortgage Loan Documents, as applicable, may reasonably be expected to:

(i) affect the tax-exempt status of the Bonds related to such Mortgaged Property or any certificate representing an interest in a trust to which the Bonds have been transferred, based upon the advice of nationally recognized bond counsel selected by Fannie Mae, or materially affect the marketability of the applicable Bonds, based upon the advice of an investment banking entity with substantial experience in the public finance area selected by Fannie Mae;

(ii) result in the refunding, reissuance or acceleration of any Bonds;

(iii) result in any forbearance, amendment, modification or waiver under any provision of the Bond Documents which requires

Fannie Mae’s consent, or interfere with Fannie Mae’s rights to provide consents and/or approvals, give directions or take actions (other than requesting mandatory redemption or acceleration of the applicable Bonds) to the extent Fannie Mae is entitled to exercise such consent or approval rights, give such directions or take such actions in accordance with the terms of the related Credit Enhancement Agreement and Bond Documents and such consent, approval, direction or action is in connection with (1) an event of default under any such document, (2) the maintenance of the tax-exempt status of the related Bonds, (3) the purchase of a substitute mortgage-backed security in lieu of redemption of Bonds or any substitution of a mortgage-backed security, (4) the redemption of the related Bonds without prepayment of the related Credit Enhancement Agreement, (5) the removal or replacement of parties to the related Bond Documents, including without limitation, any trustee, remarketing agent or tender agent, or (6) any amendment to the related Bond Documents to modify the definition of permitted or eligible investments or to modify the flow of funds;

(iv) increase or otherwise detrimentally affect the obligations of Fannie Mae under any Credit Enhancement Agreement or any other document under which Fannie Mae may be obligated in connection with the related Bonds;

(v) constitute a Potential Event of Default or an Event of Default;

(vi) cause a reduction of the principal or other amounts due under a Mortgage Loan (other than Principal Reductions) or adversely affect the enforceability of the Mortgage Loan Documents (as the related Mortgage Loan is proposed to be modified) or the rights and remedies available against the Borrower thereunder;

(vii) result in Fannie Mae (or any assignee or nominee of Fannie Mae) taking title (by Foreclosure or otherwise) to a property which Fannie Mae reasonably believes may not be in compliance with any federal, state or local law, statute or ordinance, rule or regulation, decree, order and/or permit relating to Environmental Matters; or

(viii) result in Fannie Mae being subject to claims, counterclaims or proceedings by any Person that, in Fannie Mae’s reasonable judgment, may have a material adverse impact on Fannie Mae, its business, operations or reputation (by way of example and not limitation, a Borrower’s general denial or questioning of amounts owed or paid or the timing of payments under a Mortgage Loan or any other mortgage loan would not alone preclude Recourse Provider’s exercising Decision Control, but a class action or a discrimination claim or counterclaim or a proceeding before the Department of Housing and Urban Development or the Department of Justice would be handled solely by Fannie Mae).

          Fannie Mae shall also have the right to disapprove any Mortgage Loan Documents or other documents submitted for Fannie Mae approval and execution if the terms of such documents are inconsistent in any material respect with the terms set forth in the proposed course of action submitted to Fannie Mae for such Mortgage Loan pursuant to subsection (d) below.

          (c) Notwithstanding anything in this Agreement to the contrary, in no event shall Recourse Provider having Decision Control preclude Fannie Mae from (i) if the related Credit Enhancement Agreement is a collateral agreement, accelerating a Mortgage Loan under the terms and conditions of the related Mortgage Loan Documents or accelerating such related Credit Enhancement Agreement under the terms and conditions thereof in the event that Fannie Mae has made a payment with respect to such related Credit Enhancement Agreement which payment has not been reimbursed to Fannie Mae within the time period required by the terms of such Credit Enhancement Agreement or any related reimbursement agreement, (ii) if the related Credit Enhancement Agreement is a mortgage-backed security, accelerating the related Mortgage Loan under the terms and conditions of the related Mortgage Loan Documents and prepaying the mortgage-backed security if required by the terms of such mortgage-backed security or the indenture pursuant to which the mortgage-backed security was issued, (iii) taking any action or refraining from taking any action necessary to avoid a default by Fannie Mae under any Credit Enhancement Agreement, or (iv) providing consents and/or approvals, giving directions or taking actions (other than requesting mandatory redemption or acceleration of the applicable Bonds) to the extent Fannie Mae is entitled to exercise such consent or approval rights, give such directions or take such actions in accordance with the terms of the related Credit Enhancement Agreement and Bond Documents and such consent, approval, direction or action is in connection with (1) an event of default under any such document, (2) the maintenance of the tax-exempt status of the related Bonds, (3) the purchase of a substitute mortgage-backed security in lieu of redemption of Bonds or any substitution of a mortgage-backed security or other Credit Enhancement Agreement, (4) the redemption of the related Bonds without prepayment of the related Credit Enhancement Agreement, (5) the removal or replacement of parties to the related Bond Documents, including without limitation, any trustee, remarketing agent or tender agent, or (6) any amendment to the related Bond Documents to modify the definition of permitted or eligible investments or to modify the flow of funds.

          (d) At any time when Recourse Provider has Decision Control with respect to a Defaulted Mortgage Loan, Recourse Provider shall propose an initial course of action with respect to such Defaulted Mortgage Loan and deliver written notification of its proposal to Fannie Mae within ninety (90) days of the date on which the Servicer gives notice to Recourse Provider that the Mortgage Loan has become a Defaulted Mortgage Loan; provided, however, that such notice shall be presumed given upon the date the Mortgage Loan became a Defaulted Mortgage Loan if the Servicer is an Affiliate of Recourse Provider. Such proposal shall be consistent in all material respects with the terms of this Agreement and of the Servicing Agreement. In addition, in making a proposal, Recourse Provider shall consider whether any of the circumstances described in subsection (b) above may result from implementation of the proposal, and shall specifically notify Fannie Mae in writing of any possible violation of the circumstances set forth in this Agreement or the Servicing Agreement of which Recourse Provider has knowledge; provided, however, that Recourse Provider shall be duly diligent in investigating such matters. If Recourse Provider fails to submit an initial proposed course of action to Fannie Mae within the ninety (90) day-period referenced above, Fannie Mae shall have Decision Control with respect to such Mortgage Loan regardless of whether or not the tests set forth in subsection (a) above were met, unless Fannie Mae and-Recourse Provider shall otherwise mutually agree in writing.

          During the period in which Recourse Provider and Fannie Mae are evaluating the course of action being proposed with respect to a Defaulted Mortgage Loan, if Recourse Provider believes in its reasonable judgment that any action to be taken with respect to such Defaulted Mortgage Loan will either (i) result in a violation of the MBS Requirements set forth in the related Servicing Agreement, or (ii) result in any of the events described in Subsection (b) above, Recourse Provider shall not take or direct the Servicer to take any action without the prior written consent of Fannie Mae.

          (e) Fannie Mae shall notify Recourse Provider in writing if it believes that any proposal made by Recourse Provider with respect to a Defaulted Mortgage Loan may reasonably be expected to result in any of the events described in subsection (b) above or to conflict with this Agreement (an “Objection”) within ten (10) Business Days of receipt of Recourse Provider’s written proposal. Fannie Mae’s failure to deliver such written notice of Objection within such ten (10) Business Day period shall be deemed to be agreement with Recourse Provider’s written proposal.

          In the event Fannie Mae delivers a notice of Objection to a course of action proposed by Recourse Provider, Recourse Provider and Fannie Mae shall consult with each other and attempt to reach agreement as to the course of action to be taken. Within ten (10) Business Days of Recourse Provider’s receipt of Fannie Mae’s notice of Objection, Recourse Provider shall submit a revised proposal with respect to the course of action to be taken, which proposal shall be consistent in all material respects with the terms of this Agreement and of the Servicing Agreement and shall address the bases for Fannie Mae’s Objection. If Recourse Provider fails to submit a revised proposal within said ten (10) Business Day period or if Fannie Mae delivers a notice of Objection to such revised proposal, Fannie Mae shall have Decision Control with respect to the Mortgage Loan in question, unless Fannie Mae and Recourse Provider shall otherwise mutually agree in writing. Fannie Mae shall agree or object to such revised proposal within ten (10) Business Days of its receipt thereof by the delivery of written notice to Recourse Provider, subject to the terms of this Section 3.5. Fannie Mae’s failure to deliver such written notice within such ten (10) Business Day period shall not be deemed to constitute agreement with such revised proposal.

          (f) Notwithstanding anything to the contrary contained in this Agreement, no later than the date which is four (4) months prior to the Expiry Date for any Mortgage Loan, either (i) such Mortgage Loan shall have been Released, or (ii) Recourse Provider shall have made a written proposal to Fannie Mae, demonstrating to the reasonable satisfaction of Fannie Mae that either (1) the Credit Enhancement Agreement with respect to such Mortgage Loan shall be fully and indefeasibly released by such Expiry Date, or (2) the Recourse Provider is requesting that the Expiry Date be extended and has provided assurances to Fannie Mae that the payment of the Fannie Mae Fee and the Servicing Fee with respect to such Mortgage Loan shall be guaranteed or otherwise provided for during any agreed upon period past such Expiry Date. Fannie Mae shall respond to any written proposal made by Recourse Provider pursuant to this subsection (f) within (10) Business Days of receipt thereof and if Fannie Mae does not accept such proposal, its response shall set forth the reasons therefor. If Fannie Mae does not accept such proposal, Recourse Provider and Fannie Mae shall consult with each other and attempt to reach agreement as to the course of action to be taken by Recourse Provider in order to meet Fannie Mae’s objections. However, if Recourse Provider has not made any proposal or has not responded or Fannie Mae is not reasonably satisfied by Recourse Provider’s proposal by the date which is three (3) months prior to the Expiry Date, Fannie Mae shall have Decision Control with respect to the Mortgage Loan in question.

          (g) Recourse Provider shall pay all reasonable out-of-pocket expenses, charges, costs and fees incurred by Fannie Mae in connection with (i) the determination of which party has Decision Control with respect to any Mortgage Loan, and (ii) the evaluation of a proposed course of action submitted pursuant to this Section 3.5 with respect to a Defaulted Mortgage Loan and the review of any mortgage loan or other documents submitted to Fannie Mae for approval in accordance with the terms of this Agreement, including the review of any proposed Mortgage Loan Certificate and the mortgage loans described therein, it being acknowledged that such costs may include the fees of bond counsel and other counsel to evaluate the effect of any proposal or existing circumstance. Notwithstanding the foregoing, Fannie Mae agrees that for each Defaulted Mortgage Loan, it will consult with Recourse Provider and provide Recourse Provider an estimate of any such out-of-pocket expenses, charges, costs and fees incurred by Fannie Mae in connection with such Defaulted Mortgage Loan, within a reasonable period of time after such out-of-pocket expenses, charges, costs and fees equal $7,500. It is understood that upon a receipt of a Decision Control Notice by Fannie Mae, Recourse Provider shall not be obligated for any expenses, charges, costs and fees pursuant to this subsection (g) incurred after receipt of such Decision Control Notice.

     SECTION 3.6 Implementation of Course of Action.

          If it is determined in accordance with the terms of Section 3.5 that Recourse Provider has Decision Control with respect to a Defaulted Mortgage Loan and Fannie Mae has not objected (or has failed to respond within the time limit specified in the first paragraph of Section 3.5(e)) to the course of action proposed by Recourse Provider, then Recourse Provider or, at the direction of Recourse Provider, the Servicer (if there is a third party Servicer), shall pursue the chosen course of action in compliance with the terms and conditions of the Servicing Agreement. If it has been determined that Fannie Mae has Decision Control with respect to a Defaulted Mortgage Loan or in the event Recourse Provider has sent a Decision Control Notice pursuant to Section 3.5, Fannie Mae shall implement or direct the Servicer to implement the course of action chosen by Fannie Mae in its discretion. Fannie Mae shall provide notice to Recourse Provider of such course of action provided that the failure to provide such notice shall not affect any of Recourse Provider’s obligations or any of Fannie Mae’s rights under this Agreement.

     SECTION 3.7 Restructurings and Foreclosure.

          Subject to the terms of this Agreement and the Servicing Agreement, including, without limitation, those provisions of this Agreement relating to Decision Control, Recourse Provider or the Servicer (if there is a third party Servicer) shall take all necessary action with respect to Defaulted Mortgage Loans, including, without limitation, negotiating Restructurings and instituting and completing Foreclosure. Notwithstanding the foregoing, if the Credit Enhancement Agreement with respect to any Mortgage Loan is a mortgage-backed security issued by Fannie Mae, such Mortgage Loan shall not be Restructured unless it is first Released. Each Mortgaged Property that is subject to Foreclosure may become REO, and Fannie Mae and/or Recourse Provider will take action to dispose of such REO consistent with the terms of this Agreement and the Servicing Agreement.

     SECTION 3.8 Substitute Mortgage Loans.

          Upon satisfaction of all conditions to being a Mortgage Loan under this Agreement, including execution of a Mortgage Loan Certificate by Fannie Mae, any Substitute Mortgage Loan will be included within the term Mortgage Loans for all purposes of this Agreement.

     SECTION 3.9 Release of Mortgage Loans.

          (a) Recourse Provider shall have the right to cause the release of or to purchase, in whole but not in part, any Mortgage Loan following the first uncured Borrower Payment Default, provided that, (i) to the extent that any Mortgage Loan is cross-defaulted and/or cross-collateralized with any other Mortgage Loan, unless otherwise provided in the Mortgage Loan Certificate, neither of such Mortgage Loans shall be released unless the other Mortgage Loan is also released and (ii) in connection with any Mortgage Loan that is a mortgage-backed security issued by Fannie Mae, unless otherwise agreed to by Fannie Mae, at least one hundred twenty (120) days have elapsed since the date of the Borrower Payment Default under such Mortgage Loan. In addition, upon 30 days written notice, Fannie Mae may require MuniMae to cause the release of or to purchase, in whole but not in part, any Mortgage Loan following an Event of Default caused by a breach of the representations and warranties made by MuniMae in Exhibit B to this Agreement with respect to such Mortgage Loan. In order to accomplish such release or purchase, Recourse Provider or MuniMae, as applicable, shall defease or otherwise retire all of the related Bonds or cause all of Fannie Mae’s obligations under the related Credit Enhancement Agreement to be fully and indefeasibly released and, in connection with the three Mortgage Loans Purchased by Fannie Mae in accordance with the Recourse Agreement (as defined in paragraph A of the Recitals), shall pay to Fannie Mae the amount of any prepayment premium, calculated using the applicable non default rate of interest on the related Note, that would be payable by the related Borrower if such Mortgage Loan were prepaid on such date plus any other fees or interest on the related Bonds until Fannie Mae’s obligations under the related Credit Enhancement Agreement are fully and indefeasibly released. Recourse Provider or MuniMae, as applicable, shall also reimburse Fannie Mae for all amounts paid by Fannie Mae with respect to such Mortgage Loan or the related Credit Enhancement Agreement, together with interest thereon at an interest rate of the Federal Funds Effective accruing from the date on which Fannie Mae makes a payment with respect to any Mortgage Loan or related Credit Enhancement Agreement through the date of reimbursement. Notwithstanding the foregoing, if the Credit Enhancement Agreement with respect to any Mortgage Loan Purchased by Fannie Mae is a mortgage-backed security issued by Fannie Mae, the purchase price for such Mortgage Loan shall be equal to (a) the Unpaid Principal Balance of such Mortgage Loan as of the date of repurchase, plus (b) the amount of any accrued but unpaid interest on the related Note until the last day of the month during which the repurchase is made and all other sums (except late charges and default interest) then due under such Mortgage Loan, plus (c) the amount of any prepayment premium, calculated using the applicable non-default rate of interest on the related Note, that would be payable by the related Borrower if such Mortgage Loan were prepaid on such date, plus (d) any other fees or interest on the related Bonds until Fannie Mae’s obligations under the related Credit Enhancement Agreement are fully and indefeasibly released.

          (b) MuniMae and/or Recourse Provider may not voluntarily release or purchase any Mortgage Loan except in the event that the long term debt rating of Fannie Mae, after giving effect to any explicit or implied Federal guaranty, is below A- by Standard & Poors Corporation (or its successor) or A3 by Moody’s Investers Service (or its successor). Notwithstanding anything herein to the contrary, to the extent a Mortgage Loan is released or reduced other than (i) pursuant to Section 3.9(a) above, (ii) in connection with a condemnation or casualty loss, (iii) as a result of scheduled amortization, (iv) pursuant to the first sentence of this Section 3.9(c) or (v) in connection with a determination of an Established Loss, the Recourse Provider and MuniMae jointly and severally agree to pay the Termination Fee set forth in the Mortgage Loan Certificate with respect to such Mortgage Loan.

          (c) In order to effect any release or purchase of a Mortgage Loan, Recourse Provider must make arrangements satisfactory to Fannie Mae to have the Credit Enhancement Agreement with respect to such Mortgage Loan fully and indefeasibly released, and must reimburse Fannie Mae for all amounts paid by Fannie Mae with respect to such Mortgage Loan or the related Bonds or Credit Enhancement Agreement. Any Established Losses or Principal Reductions with respect to any repurchased and released Mortgage Loan shall be settled as provided in Section 2.4 or Section 2.3, as applicable. Nothing in this Agreement or the other Transaction Documents shall be construed to prohibit Recourse Provider from purchasing the related Bonds in connection with releasing or purchasing a Mortgage Loan.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 Representations and Warranties of Recourse Provider.

          Recourse Provider represents and warrants to Fannie Mae on the date of execution by Recourse Provider of this Agreement and on each Delivery Date that:

          (a) Organization and Good Standing. Recourse Provider is a Single Purpose limited liability company of the type set forth in the first paragraph of this Agreement duly organized, validly existing and in good standing under the laws of its state of its formation.

          (b) No Violation. Neither the execution and delivery by Recourse Provider of the Transaction Documents to which it is a party, nor the consummation by Recourse Provider of the transactions contemplated in such Transaction Documents, will conflict with or result in a breach or violation of, or constitute a default (or an event which would, with notice or the lapse of time, or both, would constitute a default) under, the organizational documents of Recourse Provider or any of the provisions of any applicable law, rule, regulation, judgment, decree, demand or order (of any court or Governmental Body) binding on Recourse Provider or its properties, or any of the provisions of any indenture, mortgage, contract, instrument or other document to which Recourse Provider is a party or by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, contract, instrument or other document. Recourse Provider is not otherwise in violation of any law, rule, regulation, judgment, decree, demand or order (of any court or Governmental Body), which violation, in Recourse Provider’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of Recourse Provider to perform its obligations under the Transaction Documents to which it is a party or the financial condition of Recourse Provider.

          (c) Authorization and Enforceability. The execution and delivery by Recourse Provider of the Transaction Documents to which it is a party, the consummation of the transactions contemplated by such Transaction Documents and the performance and compliance by Recourse Provider with the terms of such Transaction Documents are within the power of Recourse Provider and have been duly authorized by all necessary action on the part of Recourse Provider. All organizational resolutions and consents necessary for Recourse Provider to enter into and consummate all transactions contemplated by the Transaction Documents have been obtained. The Transaction Documents to which Recourse Provider is a party have been duly executed and delivered by Recourse Provider and constitute the legal, valid and binding obligation of Recourse Provider enforceable against Recourse Provider in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights from time to time in effect and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or a court of equity. Recourse Provider has not failed to obtain any consent, approval, authorization or order of, and has not failed to cause any registration or qualification with, any court or Governmental Body having jurisdiction over Recourse Provider, which consent, approval, authorization, order, registration or qualification is required for, and the absence of which would materially and adversely affect, the legal and valid execution, delivery and performance of the Transaction Documents to which Recourse Provider is a party.

          (d) Approvals and Permits. Recourse Provider possesses such certificates, authorizations, licenses and permits issued by the appropriate Governmental Bodies necessary to conduct the business now operated by it and Recourse Provider has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, license or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the conduct of the business, operations, financial condition or income of Recourse Provider and its Affiliates considered as one enterprise.

          (e) No Litigation and Adverse Conditions. No litigation is pending or, to the best of Recourse Provider’s knowledge, threatened against Recourse Provider which, if determined adversely to Recourse Provider, would prohibit Recourse Provider from entering into the Transaction Documents to which it is a party or, in Recourse Provider’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of Recourse Provider to perform its obligations under the Transaction Documents or the financial condition of Recourse Provider. Recourse Provider has no knowledge of any recent adverse financial condition or event with respect to itself that, in Recourse Provider’s good faith and reasonable judgment, is likely to materially and adversely affect its ability to perform its obligations under the Transaction Documents.

          (f) Employment Practices. The employment practices, policies and programs of Recourse Provider comply with the requirements of Executive Order 11246, to the extent applicable to Recourse Provider, as it relates to equal employment opportunity and non-discrimination practices.

          (g) Recourse Provider Information. Recourse Provider understands, agrees and acknowledges that the information Recourse Provider is proving Fannie Mae is being provided by Recourse Provider in order to induce Fannie Mae to undertake certain transactions and therefore Fannie Mae is relying upon the accuracy and completeness of the Recourse Provider information. Recourse Provider represents and warrants that such information is accurate and complete in all material respects.

          (h) Mortgage Loans. Recourse Provider makes each of the representations and warranties set forth in Exhibit B to this Agreement to Fannie Mae with respect to each Mortgage Loan on the Delivery Date of such Mortgage Loan.

          (i) Acts of Recourse Provider with Respect to Mortgage Loans. Recourse Provider represents and warrants to Fannie Mae that, as of the date of this Agreement and as of the Delivery Date for each Mortgage Loan, no acts, conduct or omissions of any Person have occurred in respect of the Mortgage Loans that will subject Fannie Mae to any claims, suits, actions, judgments or liabilities of any nature whatsoever with respect to the Mortgage Loans.

     SECTION 4.2 Representations and Warranties of MuniMae.

          MuniMae represents and warrants to Fannie Mae on the date of execution by MuniMae of this Agreement and on each Delivery Date that:

          (a) Organization and Good Standing. MuniMae is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization.

          (b) No Violation. Neither the execution and delivery by MuniMae of the Transaction Documents to which it is a party, nor the consummation by MuniMae of the transactions contemplated in such Transaction Documents, will conflict with or result in a breach or violation of, or constitute a default (or an event which would, with notice or the lapse of time, or both, would constitute a default) under, the partnership agreement and other organizational documents of MuniMae or any of the provisions of any applicable law, rule, regulation, judgment, decree, demand or order (of any court or Governmental Body) binding on MuniMae or its properties, or any of the provisions of any indenture, mortgage, contract, instrument or other document to which MuniMae is a party or by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, contract, instrument or other document. MuniMae is not otherwise in violation of any law, rule, regulation, judgment, decree, demand or order (of any court or Governmental Body), which violation, in MuniMae’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of MuniMae to perform its obligations under the Transaction Documents to which it is a party or the financial condition of MuniMae.

          (c) Authorization and Enforceability. The execution and delivery by MuniMae of the Transaction Documents to which it is a party, the consummation of the transactions contemplated by such Transaction Documents and the performance and compliance by MuniMae with the terms of such Transaction Documents are within the power of MuniMae and have been duly authorized by all necessary action on the part of MuniMae. All organizational resolutions and consents necessary for MuniMae to enter into and consummate all transactions contemplated by the Transaction Documents have been obtained. The Transaction Documents to which MuniMae is a party have been duly executed and delivered by MuniMae and constitute the legal, valid and binding obligation of MuniMae enforceable against MuniMae in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights from time to time in effect and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or a court of equity. MuniMae has not failed to obtain any consent, approval, authorization or order of, and has not failed to cause any registration or qualification with, any court or Governmental Body having jurisdiction over MuniMae, which consent, approval, authorization, order, registration or qualification is required for, and the absence of which would materially and adversely affect, the legal and valid execution, delivery and performance of the Transaction Documents to which MuniMae is a party.

          (d) Approvals and Permits. MuniMae possesses such certificates, authorizations, licenses and permits issued by the appropriate Governmental Bodies necessary to conduct the business now operated by it and MuniMae has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, license or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the conduct of the business, operations, financial condition or income of MuniMae and its Affiliates considered as one enterprise.

          (e) No Litigation and Adverse Conditions. No litigation is pending or, to the best of MuniMae’s knowledge, threatened against MuniMae which, if determined adversely to MuniMae, would prohibit MuniMae from entering into the Transaction Documents to which it is a party or, in MuniMae’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of MuniMae to perform its obligations under the Transaction Documents or the financial condition of MuniMae. MuniMae has no knowledge of any recent adverse financial condition or event with respect to itself that, in MuniMae’s good faith and reasonable judgment, is likely to materially and adversely affect its ability to perform its obligations under the Transaction Documents.

          (f) Employment Practices. The employment practices, policies and programs of MuniMae comply with the requirements of Executive Order 11246, to the extent applicable to MuniMae, as it relates to equal employment opportunity and non-discrimination practices.

          (g) MuniMae Information. MuniMae understands, agrees and acknowledges that the information MuniMae is providing Fannie Mae is being provided by MuniMae with respect to MuniMae and Recourse Provider in order to induce Fannie Mae to undertake certain transactions and therefore Fannie Mae is relying upon the accuracy and completeness of the MuniMae information. MuniMae represents and warrants that such information is accurate and complete in all material respects.

          (h) Mortgage Loans. MuniMae makes each of the representations and warranties set forth in Exhibit B to this Agreement to Fannie Mae with respect to each Mortgage Loan on the Delivery Date of such Mortgage Loan.

          (i) Acts of MuniMae with Respect to Mortgage Loans. MuniMae represents and warrants to Fannie Mae that, as of the date of this Agreement and as of the Delivery Date for each Mortgage Loan, no acts, conduct or omissions of any Person have occurred in respect of the Mortgage Loans that will subject Fannie Mae to any claims, suits, actions, judgments or liabilities of any nature whatsoever with respect to the Mortgage Loans.

     SECTION 4.3 Representations and Warranties of Fannie Mae.

          Fannie Mae represents and warrants to Recourse Provider and MuniMae on the date of execution by Fannie Mae of this Agreement that:

          (a) Existence. Fannie Mae is duly organized and existing under the Federal National Mortgage Association Charter Act, 12 U.S.C. Section 1716 et seq, as amended from time to time.

          (b) Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by Fannie Mae and, assuming due authorization, execution and delivery of this Agreement by Recourse Provider and MuniMae, this Agreement constitutes a valid and binding obligation of Fannie Mae, enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights from time to time in effect and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

ARTICLE V
COVENANTS

     SECTION 5.1 Performance of Obligations.

          (a) Recourse Provider covenants to keep and perform faithfully all of the covenants and undertakings contained in this Agreement, the Custodial Agreement and each Mortgage Loan Certificate and applicable to Recourse Provider.

          (b) MuniMae covenants to keep and perform faithfully all of the covenants and undertakings contained in this Agreement, the Custodial Agreement and each Mortgage Loan Certificate and applicable to MuniMae.

     SECTION 5.2 Estimated Losses

          Following the occurrence of a Borrower Default, Recourse Provider shall calculate or cause Servicer to calculate Estimated Losses as of each March 31 and September 30 following the occurrence of a Borrower Default and shall include such Estimated Losses in a report to be provided to Fannie Mae. Following the occurrence of a Borrower Default, if the Borrower Default is fully cured and there are no unreimbursed Servicing Advances and Delinquency Advances, Recourse Provider shall not be required to calculate or to cause Servicer to calculate Estimated Losses until there is a subsequent Borrower Default.

     SECTION 5.3 Good Standing.

          (a) Recourse Provider covenants to maintain its current condition of good standing under all applicable laws and regulations and to commit no act that would adversely alter the status of Recourse Provider as represented in Section 4.1 (a). In the event Recourse Provider has not maintained such status, it shall immediately notify Fannie Mae to such effect.

          (b) MuniMae covenants to maintain its current condition of good standing under all applicable laws and regulations and to commit no act that would adversely alter the status of MuniMae as represented in Section 4.2(a). In the event MuniMae has not maintained such status, it shall immediately notify Fannie Mae to such effect.

     SECTION 5.4 Subordination Agreement.

          To the extent that the subordination agreements executed in connection with the Locarno Apartments Project and/or the Independence Ridge Apartments Project are not acceptable to Fannie Mae, Recourse Provider and/or MuniMae shall either (i) cause such subordination agreements to be amended to include standstill language acceptable to Fannie Mae, (ii) execute and deliver new subordination agreements substantially in the form attached to Exhibit B of this Agreement or (iii) direct the related trustee not to exercise any remedies in connection with the subordinate loans so long as such direction shall be legally binding on such trustee by no later than January 31, 2001.

     SECTION 5.5 Further Assurances.

          (a) Recourse Provider shall execute and deliver or cause to be executed and delivered to Fannie Mae at any time or times at the reasonable request of Fannie Mae, all documents, instruments, letters of direction, notices, reports, acceptances, receipts, consents, UCC financing statements, waivers, affidavits and certificates as Fannie Mae may reasonably request, in form satisfactory to Fannie Mae, in order to consummate fully all of the transactions contemplated under this Agreement.

          (b) MuniMae shall execute and deliver or cause to be executed and delivered to Fannie Mae at any time or times at the reasonable request of Fannie Mae, all documents, instruments, letters of direction, notices, reports, acceptances, receipts, consents, UCC financing statements, waivers, affidavits and certificates as Fannie Mae may reasonably request, in form satisfactory to Fannie Mae, in order to consummate fully all of the transactions contemplated under this Agreement.

     SECTION 5.6 Compliance with Laws.

          (a) Recourse Provider shall comply, throughout the term of this Agreement, with any and all federal, state or local regulations that apply to any of its business operations and shall take all appropriate action necessary to comply with applicable laws, rules and regulations, as they may be amended from time to time. Without limiting the generality of the foregoing, Recourse Provider must comply at all times with any local, state or federal law that relates to fair housing, equal credit opportunity, truth in lending, wrongful discrimination in residential lending and other similar laws and shall at all times comply with the terms of Executive Order 11246, in each case to the extent applicable to Recourse Provider. Recourse Provider agrees to forward, promptly upon receipt, any notices it receives of any such violation or non-compliance.

          (b) MuniMae shall comply, throughout the term of this Agreement, with any and all federal, state or local regulations that apply to any of its business operations and shall take all appropriate action necessary to comply with applicable laws, rules and regulations, as they may be amended from time to time. Without limiting the generality of the foregoing, MuniMae must comply at all times with any local, state or federal law that relates to fair housing, equal credit opportunity, truth in lending, wrongful discrimination in residential lending and other similar laws and shall at all times comply with the terms of Executive Order 11246, in each case to the extent applicable to MuniMae. MuniMae agrees to forward, promptly upon receipt, any notices it receives of any such violation or non-compliance.

     SECTION 5.7 Reporting and Compliance Obligations.

          (a) If Recourse Provider or MuniMae makes or experiences any material change in its ownership, financial condition, business operations, structure, organization, activities or purpose, other than a change made as a result of any action required of Recourse Provider or MuniMae under this Agreement or the Custodial Agreement, Recourse Provider or MuniMae, as applicable, shall promptly notify Fannie Mae (and, with respect to clauses (vii) and (ix) below, Custodian) in writing of the change. Specifically, but without limiting the generality of the foregoing, Recourse Provider or MuniMae, as applicable, shall promptly notify Fannie Mae in writing if any of the following changes occur or are anticipated:

(i) any material adverse change in the financial condition of Recourse Provider or MuniMae;

(ii) any significant change in the direct or indirect ownership of Recourse Provider or MuniMae, including a sale, pledge or transfer of a majority of or controlling ownership interest in Recourse Provider or MuniMae;

(iii) the assumption by a regulatory agency of the management of any of Recourse Provider’s or MuniMae’s operations;

(iv) any reorganization, merger or consolidation affecting Recourse Provider or MuniMae;

(v) any change in Recourse Provider’s or MuniMae’s charter, articles of incorporation or other organizational documents;

(vi) any legal or regulatory action (including any pending litigation or judgment) that will, or could have, a material adverse financial or business impact on Recourse Provider or MuniMae;

(vii) any change in Recourse Provider’s name;

(viii) any change from federal to state regulation of Recourse Provider or MuniMae or vice versa; and

(ix) any change in the principal business address of Recourse Provider or MuniMae from its respective address set forth on the signature page to this Agreement.

          (b) Recourse Provider shall submit to Fannie Mae, within ninety (90) days after the end of each fiscal year of Recourse Provider, unaudited annual financial statements prepared in accordance with GAAP, and within forty-five (45) days after the end of each fiscal quarter, if available, and after the end of each semiannual period of Recourse Provider, unaudited financial statements for such period prepared in accordance with GAAP.

          MuniMae shall submit to Fannie Mae, within ninety (90) days after the end of each fiscal year of MuniMae, audited annual financial statements prepared in accordance with GAAP, and within forty-five (45) days after the end of each fiscal quarter, if available, and after the end of each semiannual period of MuniMae, unaudited financial statements for such period prepared in accordance with GAAP.

          In addition, Recourse Provider shall deliver to Fannie Mae, promptly upon receipt, copies of all notices or other communications delivered to Recourse Provider by any Governmental Body regulating financial institutions similar to Recourse Provider relating to any official investigation of the financial stability or credit practices of Recourse Provider or threatening any action with respect thereto; provided, however, that Recourse Provider shall not be obligated to deliver to Fannie Mae any documents, reports, notices or other materials which Recourse Provider is prohibited by law or agreement from disclosing.

     SECTION 5.8 Indebtedness.

          Recourse Provider shall not incur or be obligated at any time with respect to aggregate Indebtedness (other than under this Agreement and the Custodial Agreement), in excess of $50,000.

     SECTION 5.9 Single-Purpose Entity.

          Recourse Provider shall at all times maintain and conduct itself as a Single-Purpose entity.

ARTICLE VI
FEES

     SECTION 6.1 Fannie Mae Fee and Servicing Fee.

     Recourse Provider and MuniMae shall be jointly and severally obligated to pay to Fannie Mae the Fannie Mae Fee at the times and in accordance with the procedures set forth in the Servicing Agreement. Recourse Provider and MuniMae shall be jointly and severally obligated to pay to the Servicer the Servicing Fee at the times and in accordance with the procedures set forth in the Servicing Agreement. The payment of the Fannie Mae Fee and the Servicing Fee shall be an independent obligation of each of Recourse Provider and MuniMae which is not conditioned or dependent upon any other event or circumstance. Without relieving Recourse Provider and MuniMae from its obligations under this Section 6.1, Fannie Mae agrees to accept payment of the Fannie Mae Fee as to any Bonds which have been placed in a trust or custodial arrangement directly from the trustee or custodian thereof.

ARTICLE VII
CERTAIN OBLIGATIONS

     SECTION 7.1 General Indemnification.

          (a) Indemnity by Recourse Provider. Recourse Provider hereby covenants and agrees to indemnify, hold harmless and defend Fannie Mae and its officers, directors, members, shareholders, officials, agents, independent contractors and employees and each of them and each Person, if any, who controls Fannie Mae within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (each an “Indemnified Party”), from and against, any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs, charges or expenses (including reasonable fees and expenses of attorneys, consultants and auditors and costs of investigation) and obligations whatsoever of any nature arising out of, relating to or in connection with: (i) the Transaction Documents, the Mortgaged Properties or the transactions provided for in any of the Transaction Documents; (ii) any act or omission of Recourse Provider or any of its agents, servants, employees or licensees, in connection with the Mortgage Loans, the Bonds, the Mortgaged Properties, this Agreement or the other Transaction Documents; (iii) the issuance, offer, sale, resale or remarketing of any Bonds or any certifications or representations made by any Person (other than any issuer of Bonds or the party seeking indemnification in connection therewith), including, (1) any untrue statement or alleged untrue statement of a material fact contained in any offering documents relating to any of the Bonds or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (2) the violation by Recourse Provider of any federal, state or local securities or real estate laws, rules or regulations in connection with the issuance, offer, sale, resale or remarketing of any of the Bonds; (iv) any trustee’s acceptance or administration of the trusts created by an indenture of trust and the exercise of its powers or duties thereunder, and under any regulatory agreement or any other agreements in connection therewith to which it is a party; (v) errors, omissions, interruptions, losses or delays in transmission or delivery of any messages by mail, cable, telegraph, telex, telephone or otherwise; (vi) all reasonable costs, attorneys’ fees and expenses, other expenses or liabilities incurred in connection with any such claim or proceeding referred to in clauses (i) through (v) above and (vii) below; (vii) a Taxability Determination (including, without limitation, by reason of any reduction in value of the Mortgaged Property resulting from a Taxability Determination) and (viii) any breach or alleged breach of its representations and warranties made in this Agreement (including each Mortgage Loan Certificate) or pursuant to this Agreement (including each Mortgage Loan Certificate) and any act or omission of Recourse Provider; provided, however, that the foregoing indemnification shall not be effective with respect to Non-indemnifiable Claims and shall not be effective to the extent such liabilities are for claims under any Credit Enhancement Agreement by the beneficiaries thereof, or are to be included within Recourse Provider’s first loss obligations and are solely the result of the Borrower not making required payments under the Mortgage Loan Documents, or are caused by the negligence or willful misconduct of an Indemnified Party.

          (b) Indemnity by MuniMae. MuniMae hereby covenants and agrees to indemnify, hold harmless and defend each Indemnified Party from and against, any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs, charges or expenses (including reasonable fees and expenses of attorneys, consultants and auditors and costs of investigation) and obligations whatsoever of any nature arising out of, relating to or in connection with: (i) any breach of its representations and warranties made in this Agreement (including each Mortgage Loan Certificate) or pursuant to this Agreement (including each Mortgage Loan Certificate) and any act or omission of MuniMae or any act taken or omitted at the direction of MuniMae or any of its agents, servants, employees or licensees, in connection with the Mortgage Loans, the Bonds, the Mortgaged Properties, this Agreement or the other Transaction Documents; (ii) any breach or alleged breach of its representations and warranties made in Section 4.2 (h) and (i); (iii) the resale or remarketing of any Bonds or any certifications or representations made by MuniMae in connection with the Bonds (including any sale, resale or remarketing thereof), including (1) any untrue statement or alleged untrue statement of a material fact contained in any offering documents relating to any of the Bonds or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (2) the violation by MuniMae of any federal, state or local securities or real estate laws, rules or regulations in connection with the resale or remarketing of any of the Bonds; and (iv) all reasonable costs, attorneys’ fees and expenses, other expenses or liabilities incurred in connection with any such claim or proceeding referred to in clauses (i) (ii) and (iii) above; provided, however, that the foregoing indemnification shall not be effective to the extent such liabilities are for claims under any Credit Enhancement Agreement by the beneficiaries thereof, or are to be included within Recourse Provider’s first loss obligations and are solely the result of the Borrower not making required payments under the Mortgage Loan Documents, or are caused by the negligence or willful misconduct of an Indemnified Party.

          (c) Fannie Mae Not Liable. Fannie Mae shall have no liability to Recourse Provider, MuniMae or to any other Person as a result of any reduction of the credit rating of any of the Bonds or any deterioration of Fannie Mae’s financial condition, nor shall any such reduction or deterioration reduce or diminish in any respect Recourse Provider’s or MuniMae’s obligations under this Agreement; provided, however, that nothing in this paragraph (c) is intended to limit Fannie Mae’s liability under any Credit Enhancement Agreement to the beneficiaries thereof.

          (d) Procedures. In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought, Recourse Provider or MuniMae, as applicable, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel selected by Recourse Provider or MuniMae, as applicable, but acceptable to the Indemnified Party, and shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its discretion; provided that if such settlement or compromise shall contain or infer an admission regarding, or relating in any way to, any Indemnified Party, such Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement. Each Indemnified Party shall have the right, if such Indemnified Party shall conclude in good faith that a conflict of interest exists, to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and Recourse Provider or MuniMae, as applicable, shall pay the reasonable fees and expenses of such separate counsel. If separate counsel are employed as described above, Recourse Provider or MuniMae, as applicable, and any such Indemnified Party agree to cooperate as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding, including making available to each other, and their counsel and accountants, all books and records relating to such action, suit or proceeding. If any such counsel determines that the rendering of such assistance will adversely affect the defense or interests of its client, such counsel shall not be required to comply with the terms of the immediately preceding sentence. The obligation of Recourse Provider or MuniMae, as applicable, set forth in the preceding sentences shall be collectively referred to as the “Indemnity Payment.” Such Indemnity Payment shall be due and payable within thirty (30) days after Recourse Provider or MuniMae, as applicable, shall have received notice that any of such costs, losses, damages or expenses are paid or incurred by Fannie Mae. The obligation of Recourse Provider or MuniMae to pay the Indemnity Payment shall constitute an obligation separate and distinct from any other obligation of Recourse Provider to reimburse Fannie Mae under this Agreement. In the event Recourse Provider or MuniMae, as applicable, fails to perform such obligation and make the Indemnity Payment in accordance with this Section 7.1 when due, Fannie Mae shall have the right to pursue any right or remedy it may have in law or at equity by reason of such failure.

          (e) Survival. The indemnity provisions of this Section 7.1 shall survive the termination of this Agreement and Foreclosure or Release of the Mortgage Loans or other disposition of the Mortgaged Properties; provided, however, that following an assignment of the obligations of Recourse Provider or MuniMae made in accordance with the terms of Section 9.1(b) or Section 9.1(c), as applicable, the assigning party shall not remain liable under the indemnity provisions of this Section 7.1 for items occurring or arising prior to the date of such assignment so long as all such obligations are specifically assumed by the assignee; provided further, however, that in the event the assignee does not agree to specifically assume MuniMae’s indemnification obligations in Sections 7.1(b)(ii) and (iv), such indemnification obligations shall remain the obligations of MuniMae and MuniMae shall execute such acknowledgements and agreements as Fannie Mae may reasonably require to evidence MuniMae’s continuing obligations under Section 7.l(b)(ii) and (iv).

     SECTION 7.2 Certain Environmental Expenses.

          Recourse Provider and MuniMae shall pay all costs and expenses related to or arising out of the matters set forth on the Environmental Matters Schedule to any Mortgage Loan Certificate.

     SECTION 7.3 Payment of Costs and Expenses.

          Upon the execution and delivery of this Agreement, Recourse Provider and/or MuniMae shall pay to or reimburse Fannie Mae for all reasonable out-of-pocket costs and expenses incurred by Fannie Mae until the date of this Agreement in connection with the transactions contemplated by the Transaction Documents, including without limitation, attorneys’ fees and expenses and fees payable to consultants or others in connection with Fannie Mae’s review of each Mortgaged Property and the documents pertaining thereto.

     SECTION 7.4 MuniMae’s Obligations.

          Except as otherwise specifically provided in this Agreement, the obligations of MuniMae and Recourse Provider are several and not joint obligations and, except as expressly set forth in this Section 7.4 or otherwise in this Agreement, MuniMae shall not be liable for the performance of any of Recourse Provider’s obligations under this Agreement but shall be liable solely with respect to the obligations specifically imposed upon MuniMae in this Agreement. The parties to this Agreement agree that the payment obligations of MuniMae to Fannie Mae under this Agreement are limited as follows: (a) to cure any breach of MuniMae’s representations and warranties with respect to any Mortgage Loan as set forth in Exhibit B to this Agreement or to purchase such Mortgage Loan in accordance with Section 3.9, (b) to indemnify Fannie Mae as set forth in Section 7.1(b), (c) to pay the out-of-pocket expenses, charges, costs and fees of Fannie Mae set forth in Section 7.2, Section 8.2 and Section 9.1(c), (d) to the extent that Recourse Provider does not make such payments as required under the terms of this Agreement, to pay the out-of-pocket expenses, charges, costs and fees of Fannie Mae set forth in Section 2.4(b), Section 3.5(g) and Section 9.1(b), and (e) to make payment of all obligations specifically imposed upon MuniMae in this Agreement, including but not limited to, its obligation to make Servicing Advances and Delinquency Advances. MuniMae acknowledges and agrees that it shall not be entitled to make any of its payment obligations from any Collateral held in the Collateral Account.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

     SECTION 8.1 Events of Default.

          Any one or more of the following acts or occurrences shall constitute an Event of Default under this Agreement:

(a) Recourse Provider or MuniMae shall fail to deliver Acceptable Collateral or otherwise shall fail to comply with any requirement of Article II of this Agreement for a period of five (5) Business Days;

(b) Any representation, warranty or statement made or deemed to be made by Recourse Provider or MuniMae (other than the representations made by MuniMae in Exhibit B which are provided for in subsection (d) below) to Fannie Mae in any Transaction Document was incorrect in any material respect when made;

(c) Any representation, warranty or statement made or deemed to be made by MuniMae in Exhibit B to this Agreement was incorrect in any material respect when made and, if (but only if) such breach has not yet given rise to any damage or loss and if such breach is capable of being cured (for the purposes of this subsection (d) the parties agree that the representations and warranties capable of being cured are the representations and warranties contained in Section III, Numbers 19, 22, 24, 25, 26, 40(i), 54(a) & (c) and 63 of Exhibit B), MuniMae fails to cure any such breach for a period of thirty (30) days (except with respect to a breach of the representation contained in Section III, Number 26 of Exhibit B a period of ten (10) days only will be allowed) from the earliest of the date (i) written notice of such breach shall have been given to MuniMae by Fannie Mae, or (ii) MuniMae knew of such breach; provided, however, that the thirty (30) day cure period for any such breach that is capable of being cured may be extended if Fannie Mae agrees in writing to such extension and MuniMae commences within the initial thirty (30) day period, and thereafter diligently pursues to completion, a course of action reasonably designed, in Fannie Mae’s judgment, to cure or remedy such failure within the agreed upon time period;

(d) Recourse Provider’s failure to make any Payment Obligation (other than as set forth in subsection (f) below) when due in accordance with the terms of this Agreement or MuniMae’s failure to make payment of any amount owed by MuniMae when due under this Agreement (other than as set forth in subsection (g) below); provided, that, the payment of Established Losses and Principal Reductions directly from the amounts on deposit in the Collateral Account shall not constitute an Event of Default and the payment of any other amounts, including but not limited to, payments of Delinquency Advances and Servicing Advances directly from amounts on deposit in the Collateral Account shall nevertheless constitute an Event of Default;

(e) Recourse Provider’s failure to pay to Fannie Mae the out-of-pocket expenses, fees, costs and charges which it is obligated to pay under this Agreement (including, attorneys’ fees and expenses incurred by Fannie Mae in connection herewith) within thirty (30) days of Recourse Provider’s receipt of Fannie Mae’s request for payment of such amounts;

(f) MuniMae’s failure to pay to Fannie Mae the out-of-pocket expenses, fees, costs and charges which it is obligated to pay under this Agreement (including, attorneys’ fees and expenses incurred by Fannie Mae in connection herewith) within thirty (30) days of MuniMae’s receipt of Fannie Mae’s request for payment of such amounts;

(g) Recourse Provider’s or MuniMae’s failure to observe or perform any covenant or agreement contained in any Transaction Document (other than as set forth in subsections (a), (b), (c), (d), (e), or (f) above) for a period of thirty (30) days after written notice of such failure has been given to Recourse Provider or MuniMae, as applicable, by Fannie Mae, unless Fannie Mae agrees in writing that such failure cannot be cured or remedied within such thirty (30) day period, and Recourse Provider or MuniMae, as applicable, commences within such thirty (30) day period, and thereafter diligently pursues to completion, a course of action reasonably designed, in Fannie Mae’s judgment, to cure or remedy such failure;

(h) Either Recourse Provider or MuniMae shall become incapable of acting, or is determined to be bankrupt or insolvent by a court or regulatory agency, or files a petition for reorganization under any applicable federal, state or foreign bankruptcy, insolvency or similar law or makes an assignment for the benefit of its creditors generally, or consents to the appointment of a receiver, conservator, custodian or other similar official of all or substantially all of its property, or admits in writing its inability to pay or meet its debts as they mature generally, or if a receiver, conservator, custodian or other similar official is appointed for it or for all or substantially all of its property and such appointment is not withdrawn within sixty (60) days, or if an order of any court is entered for relief against it under the provisions of any applicable federal, state or foreign bankruptcy, insolvency or similar law, or if any public officer takes charge or control of Recourse Provider or MuniMae, as applicable, or of its property or affairs, for more than sixty (60) days for the purpose of rehabilitation, conservation or liquidation;

(i) Recourse Provider’s acts or omissions in the performance of any of Recourse Provider’s obligations under this Agreement or MuniMae’s acts or omissions in the performance of any of MuniMae’s obligations under this Agreement, that in either case constitute (i) material misrepresentation or fraud, or (ii) negligence, in each case that has a material, adverse effect on Fannie Mae’s rights or interests under this Agreement;

(j) The occurrence of an Event of Default under and as defined in Section 9.l(b), (c), (d), (e) or (f) of the Custodial Agreement or an event of default as result of actions or inactions of Recourse Provider under the Servicing Agreement; and

(k) Recourse Provider or MuniMae shall repudiate the Custodial Agreement by direct communication to Fannie Mae or Custodian or Recourse Provider or MuniMae shall deliver a written repudiation of the Custodial Agreement to any other Person, or, if Recourse Provider is acting as servicer under the Servicing Agreement, it shall repudiate the Servicing Agreement by direct communication to Fannie Mae or it shall deliver a written repudiation of the Servicing Agreement to any other Person.

          Notwithstanding anything to the contrary contained herein, any payments in connection with any breaches of representations and warranties and/or indemnities of either the Recourse Provider or MuniMae made directly from amounts on deposit in the Collateral Account shall nevertheless constitute an Event of Default.

     SECTION 8.2 Remedies Available to Fannie Mae.

          Upon the occurrence of any Event of Default under this Agreement, Fannie Mae may take, at its option, any one or more of the following steps:

(a) Require Recourse Provider to cure any default by Recourse Provider within a designated period of time (which, in the case of a non-monetary default, shall be no more than the applicable time periods set forth in Section 8.1);

(b) Require MuniMae to cure any default by MuniMae within a designated period of time (which, in the case of a non-monetary default, shall be no more than the applicable time periods set forth in Section 8.1);

(c) Require MuniMae to purchase or cause the release of each Mortgage Loan as to which the Event of Default specifically relates in the manner provided in Section 3.9;

(d) to the extent Recourse Provider is acting as servicer under the Servicing Agreement, terminate Recourse Provider as servicer under the Servicing Agreement, or terminate any third party Servicer of the Mortgage Loans under the Servicing Agreement;

(e) To the extent Recourse Provider is acting as servicer under the Servicing Agreement, require Recourse Provider to deliver to Custodian,

for a specified period of time, servicing income from each Mortgage Loan as to which an Event of Default relates or, at Fannie Mae’s option, servicing income from all Mortgage Loans, which servicing income shall, after the date of notice of such requirement, be delivered to Custodian and held and applied as provided in the Custodial Agreement;

(f) Exercise all remedies under the Custodial Agreement, including the right to draw upon, liquidate or otherwise realize against all Collateral held under the Custodial Agreement; provided, however, that the exercise of such remedy shall not relieve Recourse Provider from its obligations which are recourse to the Recourse Provider as provided in Section 2.2(b) or relieve MuniMae of its obligations under this Agreement. To the extent that Fannie Mae makes a draw under the Insurance Policy (as defined in the Custodial Agreement) to satisfy any of the Recourse Provider’s or MuniMae’s obligations in connection with a breach of any of their respective representations and warranties, Fannie Mae may, in its sole discretion, treat the amount of such draw as a Delinquency Advance;

(g) Take over Decision Control on any Mortgage Loan without regard to whether Recourse Provider had Decision Control preceding the Event of Default; or

(h) Take any other action at law or in equity that may appear necessary or desirable to enforce any obligation, covenant or agreement of Recourse Provider or MuniMae under the Transaction Documents.

          Recourse Provider and MuniMae shall pay all reasonable out-of-pocket expenses, charges, costs and fees incurred by Fannie Mae in connection the nonperformance by Recourse Provider or MuniMae or the enforcement against Recourse Provider or MuniMae of this Agreement, the Mortgage Loan Certificates and the Custodial Agreement, including all costs, fees, charges or taxes incurred by Fannie Mae by reason of any Event of Default or Potential Event of Default by Recourse Provider under this Agreement.

     SECTION 8.3 Remedies Not Exclusive.

          Unless otherwise expressly provided, no remedy conferred in this Agreement or reserved to Fannie Mae is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given in this Agreement or now or hereafter existing at law or in equity.

     SECTION 8.4 Delay or Omission Not Waiver.

          No delay or omission of Fannie Mae to exercise any right or remedy under this Agreement upon an Event of Default (except a delay or omission pursuant to a written waiver) shall impair any such right or remedy or constitute a waiver of any such Event of Default or acquiescence therein. Every right and remedy provided by this Article VIII or by law to Fannie Mae may be exercised from time to time, and as often as may be deemed expedient by Fannie Mae. In order to entitle Fannie Mae to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice, other than such notice as may be required by this Article VIII.

     SECTION 8.5 Restoration of Rights and Remedies.

          If Fannie Mae shall have instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to Fannie Mae, then and in every such case Fannie Mae, MuniMae and Recourse Provider, subject to any determination in the proceeding, shall be restored severally and respectively to their former positions, and thereafter all rights and remedies of Fannie Mae shall continue as though no such proceeding had been instituted.

ARTICLE IX
MISCELLANEOUS

     SECTION 9.1 Benefit of Agreement; Successors and Assigns.

          (a) Benefit of Agreement. This Agreement shall inure to the benefit of, and be enforceable by, Recourse Provider, MuniMae and Fannie Mae and their respective successors and assigns, and nothing in this Agreement expressed or implied shall be construed to give any other Person any legal or equitable rights under this Agreement. It is the express intention of the parties to this Agreement that Recourse Provider’s or MuniMae’s obligations to make Delinquency Advances and Servicing Advances are solely for the benefit of Fannie Mae and its successors and assigns. The payment by Recourse Provider or MuniMae of any Delinquency Advance or Servicing Advance shall not release, diminish, relieve or otherwise affect the obligation of the Recourse Provider or MuniMae from making all payments required by Recourse Provider or MuniMae under the related Mortgage Loan.

          (b) Assignment by Recourse Provider. Recourse Provider may assign or otherwise transfer any or all of its rights, interests or obligations under this Agreement and the Custodial Agreement only with the prior written consent of Fannie Mae; provided that Fannie Mae shall provide such consent so long as: (i) no Event of Default of Potential Event of Default shall have, occurred and be continuing either immediately before or immediately after giving effect to the proposed assignment, and (ii) the assignee shall (1) assume in writing all of the obligations of Recourse Provider under this Agreement and the Custodial Agreement, including without limitation, all of covenants made by Recourse Provider in this Agreement and the Custodial Agreement, (2) be a Single-Purpose entity, (3) be either an institution that is an “accredited investor” as defined in Rule 501 of the Securities Act of 1933, as amended, or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, (4) provide to Fannie Mae an opinion of counsel acceptable to Fannie Mae to the effect that the assumption of this Agreement and the Custodial Agreement has been duly authorized, executed and delivered by such assignee, this Agreement and the Custodial Agreement are the valid and binding agreements of such assignee enforceable against it in accordance with their respective terms and addressing such other matters, including substantive nonconsolidation, as Fannie Mae shall reasonably request, and (5) have experience in managing assets similar to the Mortgage Loans (i.e., mortgage loans that are financed by tax-exempt multifamily revenue bonds) and be affiliated with or have a contractual relationship with a Fannie Mae approved servicer that has experience in servicing assets similar to the Mortgage Loans (i.e., mortgage loans that are financed by tax-exempt multifamily revenue bonds).

          Any purported assignment by Recourse Provider without the prior written consent of Fannie Mae in accordance with this Section 9.1(b) shall be void and shall not relieve Recourse Provider of any of its obligations under this Agreement or the Custodial Agreement. Any assignment made in accordance with this Section 9.1(b) shall relieve the assigning party of all of its obligations under this Agreement and the Custodial Agreement from and after the date of the assignment. The assigning party shall not be deemed to continue making any representations, warranties and covenants under this Agreement or the Custodial Agreement after the date of the assignment and shall not remain liable for any representations and warranties and, covenants made prior to the assignment so long as all such obligations are specifically assumed by the assignee.

          Recourse Provider shall pay all reasonable out-of-pocket expenses, charges, costs and fees incurred by Fannie Mae in connection with the assignment by Recourse Provider of any or all of its rights, interests or obligations under this Agreement and the Custodial Agreement pursuant to this Section 9.1(b).

          (c) Assignment by MuniMae. MuniMae may assign or otherwise transfer any or all of its rights, interests or obligations under this Agreement to any Person, whether or not in connection with any sale, assignment or transfer of its membership interest, equity or ownership in Recourse Provider, only if:

          (A) (i) no Event of Default of Potential Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to the proposed assignment, (ii) the assignee shall (1) assume in writing all of the obligations of MuniMae under this Agreement, including without limitation, all of covenants made by MuniMae in this Agreement except for the representations and warranties set forth in Section 4.2, and (2) provide to Fannie Mae an opinion of counsel acceptable to Fannie Mae to the effect that the assumption of this Agreement has been duly authorized, executed and delivered by such assignee, this Agreement is the valid and binding agreements of such assignee enforceable against it in accordance with its terms and addressing such other matters as Fannie Mae shall reasonably request, and (iii) the prior written consent of Fannie Mae is obtained, which consent shall not be unreasonably withheld and shall be based upon the following factors (1) the financial ability and other capabilities of the proposed assignee to perform the obligations of MuniMae under this Agreement, (2) the legal structure and condition of the proposed assignee, (3) the reputation of the proposed assignee and its controlling Persons generally, (4) the ability of Fannie Mae to work with the proposed assignee and its controlling Person generally, and (5) the net worth of the proposed assignee, which shall be not less than the amount set forth in the most recent Mortgage Loan Certificate; or

          (B) (i) no Event of Default or Potential Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to the proposed assignment, and (ii) the prior written consent of Fannie Mae is obtained, which consent shall not be withheld if the other requirements of this subsection (B) are satisfied and the assignee (1) shall assume in writing all of the obligations of MuniMae under this Agreement, (2) shall provide to Fannie Mae an opinion of counsel acceptable to Fannie Mae to the effect that the assumption of this Agreement has been duly authorized, executed and delivered by such assignee, this Agreement is the valid and binding agreement of such assignee enforceable against it in accordance with its terms and addressing such other matters, as Fannie Mae shall reasonably request, and (3) is an approved Fannie Mae lender under the Fannie Mae Multifamily Delegated Underwriting and Servicing (DUS) product line, is sufficiently capitalized as determined by Fannie Mae in accordance with the guidelines for capitalization for DUS lenders in the DUS Guide to undertake the financial obligations being assumed hereunder as well as its other obligations, and has experience in managing assets similar to the Mortgage Loans (i.e., mortgage loans that are financed by tax-exempt multifamily revenue bonds); or

          (C) (i) no Event of Default or Potential Event of Default shall have occurred and be continuing either immediately before or after giving effect to the proposed assignment, (ii) Recourse Provider shall have delivered a Decision Control Notice pursuant to Section 3.5, (iii) the prior written consent of Fannie Mae is obtained, which consent shall not be withheld if the other requirements of this subsection (C) are satisfied and the assignee shall (1) assume in writing all of the obligations of MuniMae under this Agreement (2) shall provide to Fannie Mae an opinion of counsel acceptable to Fannie Mae to the effect that the assumption of this Agreement has been duly authorized, executed and delivered by such assignee, this Agreement is the valid and binding agreement of such assignee enforceable against it in accordance with its terms and addressing such other matters as Fannie Mae shall reasonably request, and (3) has a financial capacity and net worth reasonably determined by Fannie Mae to be sufficient to undertake the obligations being assumed hereunder, taking into consideration, as guidance, the net worth amount set forth in the most recent Mortgage Loan Certificate.

          Any purported assignment by MuniMae without the prior written consent of Fannie Mae in accordance with this Section 9.1(c) shall be void and shall not relieve MuniMae of any of its obligations under this Agreement and the Custodial Agreement. Any assignment made in accordance with this Section 9.1(c) shall relieve the assigning party of all of its obligations under this Agreement from and after the date of the assignment; provided, however, that in the event the assignee does not agree to specifically assume MuniMae’s obligations with respect to the representations and warranties in Section 4.2(i) and the indemnification obligations related thereto in Section 7.1(b)(ii) and (iv), such obligations shall remain the obligations of MuniMae and MuniMae shall execute such acknowledgements and agreements as Fannie Mae may reasonably require to evidence MuniMae’s continuing obligations pursuant to Section

4.2(i) and Section 7.1(b)(ii) and (iv). The assigning party shall not be deemed to continue making any representations, warranties and covenants under this Agreement after the date of the assignment other than as set forth above in the preceding sentence and shall not, other than as set forth above in the preceding sentence, remain liable for any representations and warranties and, subject to Section 7.2(e), covenants made prior to the assignment, so long as all such obligations are specifically assumed by the assignee.

          MuniMae shall pay all reasonable out-of-pocket expenses, charges, costs and fees incurred by Fannie Mae in connection with the assignment by MuniMae of any or all of its rights, interests or obligations under this Agreement pursuant to this Section 9.1(c)

     SECTION 9.2 Notices.

          Each notice, request, instruction, demand, consent or other approval (collectively, “notices” and singly “notice”) given under this Agreement shall be in writing to the other party at its address set forth on the signature page of this Agreement or at such other address as such party may designate by notice to the other party and shall be deemed given (a) three (3) Business Days after mailing, by certified or registered U.S. mail, return receipt requested, postage prepaid, (b) one (1) Business Day after delivery, fee prepaid, to a national overnight delivery service (such as Federal Express, Purolator Courier or U.P.S. Next Day Air), (c) when delivered, if personally delivered with proof of delivery thereof, or (d) on the date of transmission of notice sent by facsimile machine if sent on a Business Day, otherwise on the next Business Day. If notice is sent by facsimile machine, a copy also must be sent by one of the methods set forth in clauses (a) through (c) above, but notice will be deemed given as provided in clause (d) above.

          Each party to this Agreement agrees that it will not refuse or reject delivery of any notice given under this Agreement, that it will acknowledge, in writing, the receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the delivery or courier service.

     SECTION 9.3 Severability.

          If any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the remaining provisions of this Agreement, and the validity, illegality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any covenant, stipulation, obligation or agreement of Recourse Provider or MuniMae contained in this Agreement shall for any reason be held to be in violation of law, then such covenant, stipulation, obligation or agreement shall be deemed to be the covenant, stipulation, obligation or agreement of Recourse Provider or MuniMae, as applicable, to the full extent permitted by law.

     SECTION 9.4 Entire Agreement; Amendments and Waivers.

          This Agreement, the Mortgage Loan Certificates, the Custodial Agreement and the Servicing Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties to this Agreement with respect to the subject matter of this Agreement. This Agreement may not be amended, changed, modified or waived except by a writing executed by Recourse Provider, MuniMae and Fannie Mae.

     SECTION 9.5 Multiple Counterparts.

          This Agreement may be simultaneously executed in multiple counterparts, all of which shall constitute one and the same instrument and each of which shall be, and shall be deemed to be, an original.

     SECTION 9.6 Termination of Master Recourse Agreement.

          Subject to the provisions of Section 8.1, Section 9.1 and Section 9.7, this Agreement shall terminate on the date that MuniMae shall have completely satisfied all of its obligations as set forth in Section 7.3 and Recourse Provider shall have completely and fully satisfied all of its Payment Obligations with respect to all Mortgage Loans, no Mortgage Loans remain outstanding and all Credit Enhancement Agreements have been released.

     SECTION 9.7 Survival.

          The terms and provisions of this Agreement shall continue unimpaired without regard to any subsequent conveyance of any Mortgage Loan by Fannie Mae to a trust formed by or on behalf of Fannie Mae for purposes of selling ownership interests in such Mortgage Loan under Fannie Mae’s programs relating to Mortgage-Backed Securities. All covenants, representations, warranties and obligations of Recourse Provider set forth in Section 4.1, Article V, Article VI and Article VII shall survive termination of this Agreement and Foreclosure or the Release Date of the Mortgage Loans or other disposition of the Mortgaged Properties. The obligations of Recourse Provider under Article III shall survive the termination of this Agreement (or the transfer of servicing of all or any of the Mortgage Loans). All covenants, representations, warranties and obligations of MuniMae in Section 4.2, Article V, Article VI, Article VII and in Exhibit B to this Agreement shall survive termination of this Agreement and Foreclosure or the Release Date of the Mortgage Loans or other disposition of the Mortgaged Properties. The obligations of MuniMae under Article III shall survive the termination of this Agreement (or the transfer of servicing of all or any of the Mortgage Loans). Any assignment of the obligations of Recourse Provider or MuniMae pursuant to the terms of Section 9.1(b) or Section 9.1(c), as applicable, shall, subject to Section 7.1(e) and Section 9.1(b) or Section 9.1(c), as applicable, operate to relieve the assigning party of all of its obligations under this Agreement from and after the date of the assignment. Subject to Section 7.1(e) and Section 9.1 (b) and/or Section 9.1(c), as applicable, the assigning party shall not be deemed to continue making any representations, warranties and covenants under this Agreement after the date of the assignment and shall not remain liable for any representations, warranties and covenants made prior to the date of the assignment so long as all such obligations are specifically assumed by the assignee. The obligations of the assigning party under Article V shall cease upon assignment even though the obligations of the assigning party shall continue under Section 4.2(i) and Section 7.1 (a) (ii) and (iv) and/or Section 7.1(b}(ii) and (iv), as applicable, as provided in Section 7.1(e) and Section 9.1(b) and/or Section 9.1(c), as applicable.

     SECTION 9.8 Consent of Fannie Mae.

          If any provision of this Agreement provides for the approval, consent, election, determination, exercise of discretion, choice, designation, judgment or waiver of or by Fannie Mae and if a basis for Fannie Mae granting such approval, consent, determination, election, exercise of discretion, choice, designation, judgment or waiver is not otherwise stated (i.e., that such approval, consent, election, determination, exercise of discretion, choice, designation, judgment or waiver will be “reasonable”), then in each case such approval, consent, determination, election, exercise of discretion, choice, designation, judgment or waiver will be given by Fannie Mae in its sole and absolute discretion.

     SECTION 9.9 Servicer; Termination of Servicer; Amendments.

          Notwithstanding anything to the contrary contained in this Agreement (except for Section 8.2) and in the other Transaction Documents, Fannie Mae hereby agrees that it shall not terminate or remove any Servicer at any time during which Recourse Provider has Decision Control unless (a) the Servicer shall have failed to perform its obligations under the applicable Servicing Agreement, or (b) the Servicer loses its designation as a Fannie Mae approved multifamily servicer. Fannie Mae shall give five (5) Business Days prior notice to Recourse Provider of its decision to terminate or remove a Servicer under clause (a) above; provided, however, that failure to give such notice shall not prejudice Fannie Mae’s right to terminate or remove the Servicer. The parties agree that each Servicer and any successor Servicer under the Transaction Documents shall at all times be a Fannie Mae approved multifamily servicer.

          Fannie Mae hereby agrees that so long as no Event of Default or Potential Default exists under this Agreement and so long as the Acceptable Collateral on deposit in the Collateral Account equals or exceeds the Collateral Requirement, it shall not amend or modify the Servicing Agreement or the Special Servicing Agreement related to any Mortgage Loan with respect to which Recourse Provider has Decision Control to delete the concept of “Approval Party” or to substantially change the rights of Recourse Provider relating to the application of Decision Control without the prior written consent of Recourse Provider. Recourse Provider agrees that Fannie Mae may amend or modify any Servicing Agreement or Special Servicing Agreement in any other respect without the consent of Recourse Provider.

     SECTION 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAWS OF THE UNITED STATES, AND, TO THE EXTENT THERE IS NO APPLICABLE FEDERAL LAW, THE LAWS OF THE DISTRICT OF COLUMBIA WITHOUT GIVING EFFECT TO INTERNAL CHOICE OF LAW RULES. RECOURSE PROVIDER, MUNIMAE AND FANNIE MAE SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLUMBIA AND OF ANY DISTRICT OF COLUMBIA COURT SITTING IN THAT JURISDICTION FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. RECOURSE PROVIDER, MUNIMAE AND FANNIE MAE IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. RECOURSE PROVIDER, MUNIMAE AND FANNIE MAE IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed by their authorized officers or representatives. This Agreement shall be effective as of the date of its execution by Fannie Mae.

FANNIE MAE
By: /s/ Wendell L. Johns

Name: Wendell L. Johns
Title: VP

Address:	3900 Wisconsin Avenue, N.W.
Drawer AM
Washington, DC 20016
	Attention:	Director Multifamily
Operations
	Re:	MuniMae/Black Rock
Transaction

Telephone:	(202) 752-7405
Telecopy:	(202) 752-3542

With a copy to:

Fannie Mae
3900 Wisconsin Avenue, N.W.
Washington, DC 20016
	Attention:	Vice President,
Multifamily Asset
Management
	Re:	MuniMae/Black Rock
Transaction

Telephone:	(202) 752-7405
Telecopy:	(202) 752-5016

Date: December 28, 2000

S-1

MMACAP, LLC

By: /s/ Gary A. Mentesana

Date: December 28, 2000	Name: Gary A. Mentesana
Title: Chief Financial Officer

	Address:	218 North Charles Street
Suite 500
Baltimore, Maryland 21201

	Telephone:	(410) 962-8044
	Facsimile:	(410) 727-5387

MUNICIPAL MORTGAGE & EQUITY, LLC

By: /s/ Gary A. Mentesana

Name: Gary A. Mentesana
Title: Chief Financial Officer

	Address:	218 North Charles Street
Suite 500
Baltimore, Maryland 21201

	Telephone:	(410) 962-8044
	Facsimile:	(410) 727-5387

Date: December 28, 2000